Exhibit 10.1

Certain direct and indirect subsidiaries of Equity Residential (collectively, the “Company”) have agreed to sell the Company’s Lexford Housing Division to certain affiliates of Empire Group Holdings LLC for a total cash purchase price of $1,086,000,000, as reported in the Company’s current report on Form 8-K dated June 28, 2006, through the execution and delivery of eight substantially similar purchase and sales agreements.  The Company is herewith filing the form of purchase and sale agreement and the exhibits thereto containing substantive transaction terms.  Seven of the eight Agreements contemplate the sale of limited liability equity interests, as reflected in the attached form Agreement.  The remaining Agreement, representing less than eight percent of the total cash purchase price, contemplates the direct sale of properties, and therefore certain of the provisions of such Agreement differ from the attached form solely to reflect this difference.

LEXFORD

LLC MEMBERSHIP INTEREST TRANSFER AGREEMENT – [#]

THIS LEXFORD LLC MEMBERSHIP INTEREST TRANSFER AGREEMENT (“Agreement”) is entered into as of the 28th day of June, 2006 (“Effective Date”), by and among [Seller Entity] (“              ” or the “Seller”) and [Buyer Entity], a Delaware limited liability company (“Buyer”).

RECITALS:

WHEREAS, [Seller Entity] is [or intends to be – see Section 2.1] the indirect owner of 100% of the equity ownership interests in the Properties described in Exhibit A;

WHEREAS, [Seller Entity] desires to sell and Buyer agrees to purchase [Seller Entity]’s 100% membership interest (the “Interest”) in [subsidiary of Seller Entity], a Delaware limited liability company (the “Owner LLC”), which owns 100% of the equity interests in the Property Owners (collectively, the “Property Owner Interests”) owning legal and equitable title to the Properties described in Exhibit A, including any related improvements, facilities, amenities, structures, driveways and walkways constructed on such Properties.

NOW, THEREFORE, in consideration of the above recitals, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

Section 1.               DEFINITIONS AND EXHIBITS.

1.1           Definitions.  For purposes of this Agreement, each of the following terms, when used herein with an initial capital letter, shall have the meaning ascribed to it as follows:

Affiliate.  Of any Person means another Person which, directly or indirectly, controls or is controlled by that Person, or is under common control with that Person.

Agreement.  This Lexford LLC Membership Interest Transfer Agreement – [#].

Building(s).  The buildings located on the Land and having the address shown on Exhibits A attached hereto and by this reference made a part thereof.

Business Day.  Each day other than Saturday, Sunday and any other day on which trading does not occur on the New York Stock Exchange and any day that is a Jewish holiday on which work may not be performed in accordance with Orthodox Jewish custom.

Buyer Disclosure Parties.  Buyer Parties together with their financial advisors, lenders, partners, lawyers, consultants, employees, officers and other agents.

Buyer Inspection Party.  As defined in Section 4.

Buyer’s Knowledge Parties.  Abe Miller and Mark Dean.

Buyer Parties.  Buyer and the Affiliates of Buyer that are parties to the Lexford Property Agreements.

Closing.  As defined in Section 9.1.

Closing Date.  September 27, 2006.

Closing Statement.  As defined in Section 2.3

Confidentiality Agreement.  That certain letter agreement dated March 23, 2006, executed by Buyer’s Affiliate, “Empire Group”, in favor of ERP concerning the Properties and the transaction contemplated hereby.

Damages.  Any liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of whatever kind or nature, including but not limited to, reasonable attorney’s fees and expenses.

Disclosures.  As defined in Section 6.1.

Effective Date.  The date upon which this Agreement shall be deemed effective, which shall be the date first above written.

Delinquent Amounts.  As defined in Section 2.3.2.

Earnest Money.  As defined in the Earnest Money Escrow Agreement.

Earnest Money Escrow Agreement.  That certain Escrow Agreement of even date herewith among Seller, Buyer’s Affiliate and Escrowee substantially in the form attached hereto as Exhibit B.

Employment Matters Agreement.  An agreement, in the form attached hereto as Exhibit K, to be entered into at Closing between Lexford Management Company and Empirian Management Company, Inc.

ERP.  ERP Operating Limited Partnership, an Illinois limited partnership.

ERPM.  Equity Residential Properties Management Corp., a Delaware corporation.

Escrowee.  First American Title Insurance Company.

Event of Buyer’s Default.  As defined in Section 10.2.

Event of Seller’s Default.  As defined in Section 10.1.

General Partners.  As defined in Section 5.1.8.

Improvements.  The Buildings and any other buildings, structures and improvements located upon the Land, including the Property Owner’s interest, if any, in all systems, facilities, fixtures, machinery, equipment and conduits to provide fire protection, security, heat, exhaust, ventilation, air conditioning, electrical power, light, plumbing, refrigeration, gas, sewer and water thereto (including all replacements or additions thereto between the date hereof and the Closing Date).  Unless otherwise specifically provided herein, the terms, conditions, representations, warranties and covenants of this Agreement, if any, relating to the Improvements shall be applied separately to the portion of the Improvements included in each Project.

Indemnification Agreement.  As defined in Section 9.2.4.

Interest.  As defined in the Recitals.

Land.  All that tract or parcel of land owned by each Property Owner and described in the applicable Title Commitment and by this reference made a part hereof and all privileges, rights, easements, hereditaments and appurtenances thereto belonging, and all right, title and interest of such Property Owner in and to any streets, alleys, passages and other rights of way included therein or adjacent thereto (before or after the vacation thereof).  Unless otherwise specifically provided herein, the terms, conditions, representations, warranties and covenants of this Agreement, if any, relating to the Land shall be applied separately to the portion of the Land included in each Project.

Lease(s).  Each lease of space within the Improvements and any amendments, renewals, extensions, expansions and guaranties thereof (a) in force and effect as of the Effective Date, and/or (b) executed by a Property Owner after the Effective Date in accordance with Section 7.5, including all of the applicable Property Owner’s right, title and interest in each such lease.  Unless otherwise specifically provided herein, the terms, conditions, representations, warranties and covenants of this Agreement, if any, relating to the Leases shall be applied separately to the portion of the Leases related to each Project.

Lexford Assets.  Collectively, all of the “Properties” - as defined in the Lexford Property Agreements - that are subject to the Lexford Property Agreements.

Lexford Employees.  As defined in Exhibit K.

Lexford Management Company.  Equity Apartment Management LLC.

Lexford Property Agreements.  Collectively, (a) this Agreement, (b) those certain other Lexford LLC Membership Interest Transfer Agreements 1S through 6 by and between Seller and Buyer or an Affiliate or Affiliates of Buyer; (c) that certain Lexford LLC Membership Interest Transfer Agreement between ERP and an Affiliate of Buyer and (d) that certain Agreement for Sale of Real Estate and Related Property between Seller or Seller’s Affiliates and an Affiliate of Buyer.

Loan Policies.  As defined in Section 3.1.

Management Property Purchase Price.  As defined in Section 2.1

Master Disclosure Schedule.  That certain Master Disclosure Schedule, of even date herewith, furnished by Seller or Seller’s Affiliate, receipt of which has been acknowledged by Buyer or Buyer’s Affiliate.

Material Adverse Effect.  Any changes, event, effect, or set of circumstances that, when taken individually or together with all other adverse changes, events, effects, or sets of circumstances that have occurred, including any and all other defaults, breaches of representations and warranties, or failures of condition precedent, is or is reasonably likely to be materially adverse to the business, operations, improvements, or condition (financial or otherwise), of the Lexford Assets taken as a whole, except for any such change, event, effect or set of circumstances arising out of or resulting from (a) changes in conditions (including changes in law or generally accepted accounting principles) affecting the multifamily residential or real estate industries generally, or the United States of America or global economy, (b) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving or affecting the United States of America or (c) earthquakes, hurricanes, other natural disasters or acts of G-d.  Notwithstanding the foregoing or anything to the contrary contained herein, a Material Adverse Effect shall be deemed to arise if any one or more events, effects, or circumstances, when taken individually or together with other events, effects, or circumstances, including one or more defaults, breaches of representations and warranties, or failures of conditions precedent, have resulted or are reasonably likely to result in Damages exceeding $40 million

OFAC List.  As defined in Section 5.3.3.

Owner LLC.  As defined in the Recitals.

Owner’s Policies.  As defined in Section 3.1.

Permitted Title Exceptions.  As defined in Section 3.1.

Person.  Any natural person, partnership, corporation, limited liability company, trust, estate, association, unincorporated organization or other entity or association.

Personal Property.  Each Property Owner’s right, title and interest in any equipment, machinery, furnishings, supplies and other tangible personal property owned by the applicable Property Owner located on the Property as of the Effective Date and through the Closing Date and used in connection with operation, ownership, management or maintenance of the Improvements.  Unless otherwise specifically provided herein, the terms, conditions, representations, warranties and covenants of this Agreement, if any, relating to the Personal Property shall be applied separately to the portion of Personal Property included in each Project.

Project.  Each separate parcel or parcels of Land, Improvements and Personal Property owned by a Property Owner.  Unless otherwise specifically provided herein, the terms, conditions, representations, warranties and covenants of this Agreement, if any, relating to the Property shall be applied separately to each Project comprising the Property.  “Projects” means and includes all of the Projects subject to this Agreement.

Property.  Each Property Owner’s right, title and interest in, to and under the following property:  (i) its Project; and (ii) all rights of way or use, trade names and marks (excluding any right to the name “Equity Residential”), Leases, Service Contracts, tenements, hereditaments, appurtenances and easements now or hereafter belonging or pertaining to any of the foregoing, except those, if any, hereinafter expressly reserved to Seller in accordance with the terms of this Agreement.  Property does not include (i) cash or cash equivalent instruments in short term investment accounts or receivables from any insurance companies for losses applicable to the period prior to the Closing Date, all of which will be retained by Seller (subject to the terms of Section 12.2 below), except for any security deposits and interest thereon held by Property Owner in connection with any Lease, which shall be treated in accordance with Section 2.3.3, or (ii) any cash, assets or other interests excluded pursuant to Section 14.4.

Property Owner.  The legal entity owning fee simple title to an applicable Property as disclosed in the applicable Title Commitment.  Any documents to be delivered by any Property Owner or any representations and covenants, or warranties made by any Property Owner in this Agreement shall apply to each Property Owner as it relates to the Property owned by that Property Owner only.

Property Owner Interests.   As defined in the Recitals.

Purchase Price.  As defined in Section 2.1.

Reynoldsburg Lease.  As defined in Section 5.1.12.

SEC.  As defined in Section 15.9

Seller Deliveries.  To the extent in Seller’s and/or the Property Owners’ possession or reasonable control as of the Effective Date, the following items (it being agreed, however, that Seller shall have no obligation to prepare or cause to be prepared any of the following items, to the extent that they do not already exist or would not be prepared in the ordinary course of Seller’s business, and provided that Seller does not represent or warrant the accuracy of any such items, except to the extent expressly set forth in Section 5.1 of this Agreement): Seller’s or any Property Owner’s existing plans and specifications for the Buildings, if any; any environmental, site assessment, soils, engineering, architectural, termite, pest control, endangered species, ADA and Fair Housing Act compliance, handicapped access reports or studies and data prepared by third parties and in Seller’s or any Property Owner’s possession or reasonable control with respect to the Property; Seller’s or any Property Owner’s existing surveys of the Projects, if any; the Leases; lease correspondence files; the Service Contracts; a copy of each Property Owner’s standard form lease; copies of ad valorem tax statements relating to each Project for the lesser of the prior two (2) years or Property Owner’s period of ownership; operating statements and summaries of capital expenditures for each Project for the lesser of the prior two (2) years or Property Owner’s period of ownership; a list of Personal Property at each Project; a schedule of all insurance policies relating to each Project, together with a schedule of the loss claim history (prepared by Seller or a Property Owner, as opposed to a “loss run” from an insurer) for the lesser of the prior two (2) years or Property Owner’s period of ownership; all current reports from the Property Owner’s on-site management and accounting systems located at each Project; a list of all pending or threatened litigation against any Property Owner, management company or Seller with respect to claims regarding or relating to the Property or any Property Owner; copies of the organizational documents for each Property Owner and all amendments thereto; a list, together with copies, of all license agreements; and those other materials delivered to or made available to Buyer by Seller as may be posted on the Merrill Corp. Datasite-Project Blackbird website for this transaction, to which website Buyer has been provided access.

Seller.  [Seller Entity].

Seller Parties.  Seller, ERP and each other Affiliate of Seller that are parties to the Lexford Property Agreements.

Seller’s Advisor.  J.P.  Morgan Securities Inc.

Service Contracts.  All of the service, operating, construction or management contracts, supply and equipment rental, labor or material contracts, maintenance or repair contracts or other agreements that are in force and effect, to the extent they affect the operation, ownership or management of any of the Projects, but only to the extent assignable, without cost to Buyer and the applicable Property Owner’s obligations thereunder are expressly assumed by Buyer pursuant to this Agreement.

Tax Appeals.  As defined in Section 14.8.

Tenant(s).  Each tenant that has executed a Lease.

Tenant Receivables.  As defined in Section 2.3.2.

Title Commitment.  Commitment(s) issued by the Title Insurer for an owner’s policy of title insurance (in the form most recently adopted by ALTA) for each Property, covering title to the Land and Improvements included in such Property, and showing applicable Property Owner as owner of said Land and Improvements and made available to Buyer through the Title Insurer’s Fast Closer electronic system.

Updated Rent Roll.  As defined in Section 9.2.11.

Title Insurer.  First American Title Insurance Company, 30 N.  LaSalle St., Chicago, IL 60602, with assistance from the New York office of First American Title Insurance Company.

Vendor(s).  Each vendor with whom any Property Owner or affiliated entity has executed a Service Contract.

1.2           EXHIBITS.  Attached hereto and forming an integral part of this Agreement are the following exhibits, all of which are incorporated into this Agreement as fully as if the contents thereof were set out in full herein at each point of reference thereto:

Exhibit A	List of Properties
Exhibit B	Earnest Money Escrow Agreement
Exhibit C	Intentionally Omitted
Exhibit D	Intentionally Omitted
Exhibit E	Intentionally Omitted
Exhibit F	Notice to Tenants
Exhibit G	Intentionally Omitted
Exhibit H	Intentionally Omitted
Exhibit I	Notice to Vendors
Exhibit J	Management Property Bill of Sale
Exhibit K	Employment Matters Agreement
Exhibit L	Assignment and Acceptance of Membership Interest
Exhibit M	Indemnification Agreement
Exhibit N	Intentionally Omitted
Exhibit O	Non-Foreign Certificate
Exhibit P	Assignment and Assumption of Service Contracts
Exhibit Q	Assignment and Assumption of Reynoldsburg Lease

Section 2.               PURCHASE PRICE.

2.1           Purchase Price.  The total consideration to be paid by Buyer to Seller for the Interest (the “Purchase Price”) is set forth on Exhibit A and shall be allocated among all of the Properties as set forth on Exhibit A.  Notwithstanding the foregoing, Buyer may, by written notice to Seller no later than fifteen (15) days prior to the Closing Date, reallocate the Purchase Price among the Properties (which reallocation right may be exercised one time only), provided that such reallocation (i) is reasonable, in Seller’s reasonable judgment, (ii) does not change the overall aggregate Purchase Price set forth on Exhibit A, and (iii) does not change the allocated Purchase Price of a Property after such Property has been excluded from the Properties to be conveyed pursuant to the terms of this Agreement, or with respect to which there is or has been an occurrence or Permitted Title Exception that could lead to such exclusion.   The Purchase Price shall be paid in accordance with the terms of Section 2.2.  In addition to the Purchase Price, Buyer’s Affiliate shall purchase all of the tangible personal property of Lexford Management Company, and any intangible personal property of Lexford Management Company that is exclusively used by same, including without limitation goodwill, for $3,000,000 (the “Management Property Purchase Price”) concurrently with the Closing, as set forth in Section 9.2.13 hereinbelow.

Lexford OP is in the process of acquiring certain third party limited partner interests in those Properties identified as Syndicated Properties on Exhibit A or obtaining required consents sufficient to authorize the transaction contemplated hereunder.  If prior to the Closing Date, Lexford OP is unable to acquire sufficient third party limited partner interests or consents to authorize the transaction contemplated hereby, and if Buyer and Seller are unable to mutually agree upon a mutually satisfactory arrangement for conveyance of the affected Property or Properties, then the applicable Property or Properties shall not be conveyed to Buyer hereunder and, accordingly, the Purchase Price shall be reduced by the applicable amount set forth on Exhibit A.  In the event a Property or Properties are excluded from the conveyance hereunder as provided above, then at the election of Seller, made by written notice given to Buyer prior to the Closing Date, Buyer shall manage such excluded Property or Properties for up to one (1) year following the Closing Date, as elected by the Seller pursuant to a management agreement to be mutually agreed upon by Buyer and Seller; provided, however, that Seller shall have the right to terminate such management at any time upon 30 days notice given to Buyer.  The fee payable to Buyer for such post-closing management shall be a commercially reasonable market management fee. [The language in this paragraph is contained in one purchase and sale agreement (the “Syndicated Agreement”).  As of July 31, 2006, this language remains potentially applicable to three properties with an aggregate purchase price of approximately $8.4 million]

2.2           Earnest Money; Cash at Closing

2.2.1        Concurrently herewith: (i) Seller, Buyer’s Affiliate and a duly authorized representative of the Chicago Office of Escrowee shall execute the Earnest Money Escrow Agreement, in the form attached hereto as Exhibit B, and (ii) Buyer shall deposit or cause to be deposited the Earnest Money with the Escrowee. The Earnest Money shall be invested as Seller and Buyer’s Affiliate, as agent for Buyer, shall jointly direct in accordance with the Earnest Money Escrow Agreement.  Any and all interest earned on the Earnest Money shall be for Buyer’s account and shall be reported to Buyer’s federal tax identification number.

2.2.2        If the transaction closes in accordance with the terms of this Agreement, at Closing, the Earnest Money shall be delivered by Escrowee to Seller as part payment of the Purchase Price.  If the transaction fails to close due to a default on the part of Buyer, Seller shall have the remedy options provided for in Section 10.2 below.  If the transaction fails to close due to a failure of a condition precedent to Buyer’s performance as more fully provided and set forth in Section 8.1, then Buyer shall be entitled to cancel this transaction and receive a refund of the Earnest Money, and upon the occurrence of a Seller’s Event of Default, Buyer shall have the remedy options provided for in Section

10.1 below.  If the transaction fails to close due to a default on the part of Seller, Buyer shall have the remedy options provided for in Section 10.1 below.

2.2.3        At Closing, Buyer shall pay to Seller, with current, federal funds wire transferred to an account designated by Seller in writing at least one (1) Business Day prior to Closing, an amount equal to the Purchase Price, minus the sum of the Earnest Money which Seller shall receive at Closing from the Escrowee, and plus or minus, as the case may require, the closing prorations and adjustments to be made pursuant to Section 2.3 below.

2.2.4        Buyer hereby acknowledges and agrees that Buyer’s Affiliate is acting as its agent with respect to the Earnest Money, and that Escrowee is authorized to return Earnest Money to its attorneys, Dreier LLP, in trust in the event that the Earnest Money is to be returned to Buyer pursuant to the terms of this Agreement in accordance with the terms of this Agreement.

2.3           Closing Prorations and Adjustments.  Seller shall prepare or cause Escrowee to prepare the closing statement (the “Closing Statement”) of the prorations and adjustments required by this Agreement and submit it to Buyer at least three (3) Business Days prior to the Closing Date.  The Closing Statement shall be subject to the mutual review and comment by Buyer and Seller.  Buyer and Seller shall consult in good faith regarding the preparation of a final Closing Statement with the objective of accurately reflecting all items to be prorated as of the Closing Date.  The following items are to be prorated, adjusted or credited (as appropriate) as of the close of business on the Closing Date, on the basis of a 365 day year, it being understood that for purposes of prorations and adjustments, Seller shall be deemed to be the beneficial owner of the Property on the day prior to the Closing Date and Buyer shall be deemed to be the beneficial owner of the Property as of the Closing Date:

2.3.1        Real estate and personal property taxes and assessments shall be prorated between Buyer and Seller on the basis of the current tax bill (or, the most recent ascertainable tax bill, if the current bill is not then available).  Any taxes relating to the tax period (or portion thereof) after Closing shall be assumed by Buyer effective as of Closing and paid by Buyer when due and payable, provided that Seller shall be responsible for the prorated portion thereof relating to the period prior to Closing.  If Seller or any Property Owner files (or has previously filed) an action for an adjustment of Taxes affecting any tax year prior to the year of Closing, any tax savings or refunds resulting from such action shall be solely the property of Seller.  If Seller, the Property Owners or Buyer should file such an action affecting the tax year in which the Closing occurs, and if as a result thereof taxes for said tax year are reduced, then any tax savings or refunds and the third party costs incurred to achieve the tax savings or refunds shall be prorated between Seller and Buyer effective as of the Closing Date.  The provisions of this paragraph shall survive until the first anniversary of the Closing.  The following provisions shall control for Properties located in Florida and Ohio:

(a)           Florida Properties:  real estate and personal property taxes and assessments (on the basis of the most recent ascertainable tax bill if the current bill is not then available, and in any case, calculated taking into account the 4%

discount available for payment of real estate taxes prior to December; provided, however, in the event the Closing takes place after the period of time for the 4% discount has expired, the discount shall be applied only in the event Property Owner took advantage of such discount when it paid the real estate taxes);

(b)           Ohio Properties:  real estate and personal property taxes and assessments (on the basis of the most recent ascertainable tax bill if the current bill is not then available).  Any real estate or personal property tax proration applicable to a fiscal time period for which a tax bill has not yet been issued shall be based on 103% of the most recently issued tax bill;

2.3.2        the rent and all other sums payable by Tenants under the Leases (collectively, “Tenant Receivables”) shall be prorated between Seller and Buyer; provided, however, that rent and all other sums which are due and payable to Property Owner by any Tenant but uncollected as of the Closing (collectively, the “Delinquent Amounts”) shall not be adjusted, but shall be apportioned as follows:   All Tenant Receivables collected by Buyer or Seller after Closing shall be allocated (i) first, to Tenant Receivables due for the month during which the Closing occurs (and shall be allocated between Seller and Buyer as if same had been prorated at Closing), (ii) second, to Tenant Receivables then currently due and payable for periods of time after Closing and (iii) third, to Tenant Receivables due and payable for any periods of time before the month in which the Closing occurs.  In the event Buyer receives Tenant Receivables after Closing to which Seller is entitled as provided above, Buyer agrees to promptly remit said funds to Seller.  In the event Seller receives Tenant Receivables after Closing to which Buyer is entitled as provide above, Seller agrees to promptly remit said funds to Buyer.  At Closing, Seller shall deliver to Buyer a schedule of all such Delinquent Amounts.  In the event any Delinquent Amount is inadvertently omitted from such schedule, Seller shall not be deemed to have waived its rights to such Delinquent Amount.  Buyer shall include any and all Delinquent Amounts in the first bills submitted to the tenants in question after the Closing and, so long as such tenants remain in occupancy, shall continue to do so for twelve (12) months thereafter.  Buyer shall promptly remit to Seller any Delinquent Amounts so collected.  The provisions of this Section 2.3.2 shall survive until the first anniversary of the Closing.

2.3.3        the amount of unapplied security deposits held by the Property Owners under the Leases (and interest thereon, to the extent required by law or the Leases) shall be credited in full to Buyer and applied against the Purchase Price at Closing;

2.3.4        water, electric, telephone and all other utility and fuel charges, fuel on hand (at cost plus sales tax) shall be prorated between Buyer and Seller; provided, further, that (i) any deposits with utility companies shall remain the property of the applicable Property Owner (for the benefit of Buyer, and not Seller, after the Closing and shall be credited to Seller by way of an increase to the Purchase Price and (ii) to the extent possible, meter readings will be obtained by Seller and provided to Buyer on the Business Day immediately preceding the Closing Date, or as reasonably practical prior to the Closing Date, and Seller shall bear the charges for utility services based on such readings and Buyer shall bear charges for all such utility services thereafter (with an appropriate credit to Buyer for the estimated utility charges incurred between the date of reading to the Closing Date);

2.3.5        amounts payable to or by Property Owners under the Service Contracts shall be prorated between Buyer and Seller, but shall exclude any lump sum or up-front payments paid to Property Owner with respect thereto prior to the Effective Date;

2.3.6        license and permit fees shall be prorated between Buyer and Seller; and

2.3.7        any credits to which Buyer or Seller is entitled pursuant to Section 12.2 or Section 14.9;

2.3.8        Rent and additional rent pursuant to the Reynoldsburg Lease;

2.3.9        Property Owners’ share of maintenance costs pursuant to reciprocal roadway easements and other agreements with neighboring landowners covering costs to maintain and repair shared driveways, roadways, sewers and other  common facilities; and

2.3.10      other similar items of income and expenses of operation of the Property shall be prorated between Buyer and Seller.

Except with respect to general real estate and personal property taxes (which shall be reprorated upon the issuance of the actual bills, if necessary other than for Properties located in Ohio, for which any such prorations shall be final), any proration which must be estimated at Closing shall be reprorated and finally adjusted as soon as practicable after the Closing Date and in any event within six (6) months thereafter; otherwise, subject to the provisions of Section 2.3.2 above, all prorations shall be final.  Payments in connection with the final adjustment shall be due within thirty (30) days of written notice.  All such rights and obligations shall survive until the first anniversary of the Closing Date.

2.4           Closing Costs.  Buyer shall pay the costs of the Owner’s Policies and/or Loan Policies, search charges, if any, beyond those necessary for the preparation of the Title Commitments, costs for extended coverage, coinsurance, reinsurance and any endorsements to any policy of title insurance, all escrow or closing agent charges (the aforesaid costs being collectively referred to as, “Title Costs”), costs for recording any deed, state, county and municipal transfer taxes and documentary stamps (“Transfer Taxes”), the cost of any updated surveys, all costs associated with any encumbrance Buyer places on the Properties at Closing, all costs of Buyer’s due diligence (except as otherwise specifically provided in this Agreement), and any other costs not expressly required to be paid by Seller pursuant to this Agreement.  Notwithstanding the foregoing agreements of Buyer, at Closing, Seller shall pay $1,000,000 in the aggregate for Title Costs payable under the Lexford Property Agreements and $1,000,000 in the aggregate for Transfer Taxes payable under the Lexford Property Agreements.  In the event that either the Title Costs or Transfer Taxes are less than $1,000,000, Seller shall give Buyer a credit against the Purchase Price at Closing in an amount equal to the difference between the actual cost of the Title Costs and/or the Transfer Taxes, as applicable, and $1,000,000.  Additionally, notwithstanding the foregoing, in the event that Buyer obtains a quote for Title Costs from a reputable national title insurance company other than Title Insurer that is less than

Title Insurer’s quote for Title Costs, Seller shall provide Buyer at Closing a credit against the Purchase Price in an amount equal to the difference between said quotes.  Seller shall pay all costs incurred in connection with the Seller Deliveries and in order to pay and discharge any indebtedness encumbering the Properties as of the date of this Agreement and to render title as required hereunder.  Each party shall pay its own attorneys.  Brokerage commissions shall be paid as set forth in Section 13.  The obligations of the parties to pay applicable escrow or closing charges shall survive the termination of this Agreement.  Notwithstanding anything to the contrary contained herein, Seller agrees, at the request of Buyer, to cooperate in all reasonable respects at no additional cost to Seller, in coordinating with those mortgagee(s) that are Affiliates of Seller to effectuate the assignment of any outstanding mortgage or deeds of trust encumbering the applicable Properties to Buyer’s or Buyer’s Affiliates’ lender(s) in lieu of such Affiliate mortgagees issuing satisfactions of said mortgages and/or deeds of trust.  Buyer acknowledges and agrees that the consummation of any such assignment shall not be a condition to the closing of the transaction contemplated hereby or permit any delay or extension of the Closing Date.  Empire Group Holdings LLC (“Empire Holdings”) agrees to indemnify and hold harmless all Seller Parties from and against any and all losses, risks, liabilities, costs (including legal fees) and expenses, including, without limitation, any taxes, penalties or fines imposed by any governmental entities, incurred or imposed as a result of such mortgage assignment.

2.5           Property Debt.  At or prior to Closing, each Property Owner will have paid and discharged or defeased all unpaid indebtedness for borrowed money and other monetary liens encumbering its Property.

2.6           Employees.  If there are any suits brought by pre-Closing employees of any Property Owner, Owner LLC, Seller or Lexford Management Company for causes of action relating to such pre-Closing employment (including, without limitation, wage and hour, unlawful discrimination, harassment, ERISA, immigration, collective bargaining, payment of social security and similar taxes, federal contracting, workers’ compensation and occupational safety, WARN and any health continuation coverage under COBRA) and for damages accruing prior to the Closing, which suits are not herein specifically referred to, Seller shall pay and discharge any settlement or judgment which may be obtained against, and reimburse for reasonable attorneys’ fees and disbursements and court costs incurred in the defense of same by, Buyer (and its Affiliates), any Property Owner, Owner LLC and/or Lexford Management Company by reason thereof, provided that  Seller has been afforded adequate notice of such suit and a reasonable opportunity to defend.  Buyer (and its Affiliates), at Seller’s expense, shall cooperate with Seller in the defense of any such claim.  Seller shall remain liable for any failure to withhold on account of wages payable pre-Closing.  This Section shall survive Closing.

Section 3.               EVIDENCE OF TITLE.

3.1           Title Insurance.  Seller has previously delivered to Buyer the Title Commitments, covering all of the Projects, issued by Title Insurer.  Buyer acknowledges and agrees that it has reviewed the Title Commitments and all exceptions noted therein (except for (a) liens for unpaid indebtedness for borrowed money, mechanics liens of an ascertainable amount and any other lien or matter encumbering any Property of a liquidated amount curable by the payment of money, which shall be discharged by Seller or insured over by Title Insurer at or prior to Closing, it being acknowledged and understood by Buyer that Seller may contest any such mechanic liens so long as Seller is able to induce Title Insurer to remove or insure over same at or prior to Closing and (b) options to purchase the applicable Project, which Seller shall either cause to be released or otherwise waived or insured over by the Title Insurer at or prior to Closing) are permitted title exceptions (“Permitted Title Exceptions”).

Notwithstanding the foregoing, Seller represents and warrants to Buyer that none of the Permitted Title Exceptions materially adversely affects or could reasonably adversely affect the ownership, operation or maintenance of the applicable Project as a multi-family property as historically operated by Seller or Property Owner.  If, however, Seller’s foregoing representation is inaccurate and there is a Permitted Title Exception which materially adversely affects or could reasonably adversely affect the ownership, operation or maintenance of the Property as a multi-family property (specifically including as examples of such exceptions that are deemed to have such a material adverse effect are the following: (i) any option to purchase, right of reverter or reversion, (ii) any superior lease, or (iii) any lis pendens or the like not filed to secure satisfaction of a monetary judgment, not relating to litigation disclosed on the Master Disclosure Schedule, and not relating to any claim similar in nature to litigation disclosed on the Master Disclosure Schedule that is based on a set of facts of a substantially similar nature), then Seller shall elect to either cause such Permitted Title Exception to be removed or insured over the by the Title Insurer at or prior to Closing or exclude such Project from the Properties to be conveyed to Buyer hereunder, in which event the Purchase Price shall be reduced appropriately by the amount of the Purchase Price allocated to the excluded Project as set forth on Exhibit A attached hereto.  In the event a Project or Projects are excluded from the conveyance hereunder as provided above, at the election of Seller, made by written notice given to Buyer prior to the Closing Date, Buyer shall manage such excluded Project or Projects for up to one (1) year following the Closing Date, as elected by Seller, pursuant to the terms of a management agreement mutually agreed upon by Buyer and Seller; provided, however, that Seller shall have the right to terminate such management at any time upon 30 days notice given to Buyer.  The fee payable to Buyer for such post-closing management shall be a commercially reasonable market management fee.

Buyer shall request that the Title Insurer issue, but Seller shall have no obligation to pay for or to cause the Title Company to issue, updated ALTA Standard Coverage Owner’s Policies of Title Insurance for the Projects (the “Owner’s Policies”), dated as of the Closing Date, in the amount of the Purchase Price allocable to each Project and insuring good and indefeasible fee simple title to the Projects to be in the applicable Property Owner as well as ALTA Standard Coverage Loan Policies of Title Insurance for some or all of the Projects (the “Loan Policies”) and/or any available endorsements to the Owner’s Policies and/or Loan Policies, excepting from coverage only the general exceptions (unless Buyer obtains coverage over the general exceptions), Permitted Title Exceptions and such other exceptions resulting from or arising out of the acts of Buyer or those of any party claiming by, through or under Buyer.  Notwithstanding the foregoing, Seller shall cause Title Insurer at Closing to omit from the Owner’s Policies and Loan Policies as an exception any printed “gap” exception, modify any tenancy exception to read as follows: “the rights of tenants shown in the attached Rent Roll as tenants only”, and omit any mechanic’s lien exception.

Section 4.               BUYER’S ACCESS TO PROJECTS.

4.1           Buyer’s Access.  As soon as reasonably practicable after the Effective Date, Seller shall furnish to Buyer (or make available to Buyer at Seller’s management offices) the Seller Deliveries, provided that Seller shall deliver to Buyer or its designee those items that Buyer reasonably requests to be delivered (specifically including, without limitation, organizational documents, together with all amendments, for each Property Owner, surveys for each Property, internal property review reports relating to ADA and FHA compliance and insurance and benefits data).  Subject to the Leases, any restrictions under any restrictions of record and applicable laws, Buyer, any lender to Buyer and their respective employees, contractors and agents (collectively, the “Buyer Inspection Parties”) shall have the right, from time to time prior to the Closing during normal business hours, to enter upon the Projects to examine the same and the condition thereof and inspect and photocopy the books and records thereof and all reports, studies, correspondence, files, permits, authorizations and certificates relating thereto (whether in printed or electronic form), whether at any Project or at the office of Lexford Management Company, and to conduct such surveys and to make such engineering, architectural, geotechnical and other inspections, tests and studies as Buyer shall determine to be reasonably necessary, all at Buyer’s sole cost and expense, including, without limitation, a Phase I environmental report and an engineering survey and report.  Buyer acknowledges that it has previously conducted all desired due diligence with respect to the Properties, that any further inspection of the Properties shall be solely for the purpose of facilitating Buyer’s transition to owning the Properties, and that it shall not be a condition to Buyer’s obligation to proceed to Closing under this Agreement that any lender or prospective lender to Buyer be satisfied with the results of any inspection of the Properties conducted by said lender.  Notwithstanding the foregoing, Buyer shall not conduct or allow any physically intrusive testing of, on or under any Project without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Buyer agrees to give Seller reasonable advance notice of such examinations or surveys and to conduct such examinations or surveys during normal business hours to the extent practicable.  Buyer agrees to conduct all examinations and surveys of the Project in accordance with all applicable laws and in a manner that will not materially interfere with the operations of Property Owners or Tenants thereon and will not materially harm or damage any Project or cause any claim adverse to Property Owners or any Tenant, and agrees to restore the Project to substantially the same condition that existed prior to any such examinations or surveys immediately after conducting the same.  No Buyer Inspection Party will contact any Tenants or governmental or quasi governmental authorities concerning the Properties without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, and Seller shall have the right to be present during any such contacts, except that no consent shall be required to inquire with any governmental or quasi-governmental authority as to the compliance of any Project with applicable legal and regulatory requirements enforced by such authority.  Prior to and as a condition to any entry on any Project by any Buyer Inspection Party in the case of intrusive inspections or tests, Buyer shall deliver to Seller a certificate of insurance evidencing comprehensive general liability (including coverage for contractual indemnities) with a combined single limit of at least $2,000,000.00, in a form reasonably acceptable to Seller, covering any accident or damage arising in connection with any Buyer Inspection Parties on the Property, and naming Seller as additional insured.  Within 30 days after any termination of this Agreement, upon Seller’ written request therefor and Seller’s payment of one-half the out of pocket costs incurred by Buyer with respect to such items, Buyer will provide to Seller a copy of any written inspection, test, report or summary of the results of any physical inspection of the Properties.

Section 5.               REPRESENTATIONS AND WARRANTIES.

5.1           Seller’s Representations.  Seller, and where expressly indicated, each Property Owner with respect to its Property and Owner LLC, represent and warrant to Buyer as of the Effective Date that except as may otherwise be disclosed on the Master Disclosure Schedule:

5.1.1        To Seller’s, Owner LLC’s and Property Owners’ knowledge, the Master Disclosure Schedule lists all of the Service Contracts entered into by Seller or a Property Owner that affect the Properties, but only to the extent that such Service Contract (i) may reasonably be expected to require payments of more than Fifty Thousand Dollars ($50,000) per annum, or (ii) is essential to the management and operation of the Properties as a whole.  To Seller’s, Owner LLC’s and Property Owner’s knowledge, the Service Contracts that Seller has made available for Buyer’s review are accurate copies of the originals in Seller’s possession.  Notwithstanding anything in this Agreement to the contrary, Seller does not covenant or represent that any particular Service Contract will be in force or effect as of the Closing or the parties to the Service Contracts will not be in default under their respective Service Contracts, and the existence of any default by any party under any Service Contract shall not affect the obligations of Buyer hereunder.

5.1.2        To Seller’s, Owner LLC’s and Property Owners’ knowledge, each of the Leases affecting the Properties as of the date thereon is identified in the rent roll posted on Merrill data web site as of June 1, 2006 (“Rent Roll”), such Leases are in full force and effect, and the following information concerning each Lease is true, correct, and complete:  (a) unit number, (b) name of tenant, (c) amount of security deposit; (d) monthly rental amount; (e) number of months prepaid rent; (f) the term of the Lease; and (g) the existence of any default in payments of rent or additional rent and Delinquent Amounts with respect thereto pursuant to Section 2.3.2.  Seller makes no representation with respect to any information provided or made available regarding the Leases that is not described in the preceding sentence.  To Seller’s knowledge, the copies of Leases that Seller has made available for Buyer’s review are accurate copies of the originals in Seller’s possession.  Notwithstanding anything in this Agreement to the contrary, Seller does not covenant or represent that Tenants under Leases will not be in default under their respective Leases, and the existence of any default by any Tenant under its Lease shall not affect the obligations of Buyer hereunder.  To Seller’s knowledge, except as otherwise specifically set forth in the Rent Roll or elsewhere in the Agreement:

(a)           no leasing or brokerage commission shall be due for any period subsequent to the Closing Date other than for tenants who have executed a Lease prior to the Closing Date but do not move in until after the Closing Date, which commissions shall be paid by Buyer;

(b)           as of the Effective Date, no tenant is entitled to rental concessions or abatements for any period subsequent to the Closing Date, except as shown on the Rent Roll or reflected in written financial information previously disclosed to the Buyer;

(c)           as of the Effective Date, there are no deposits by any tenant other than the security deposits set forth in the Rent Roll;

(d)           fewer than one percent (1%) of the Leases existing on the Effective Date contain any extension options on the part of the tenant.

5.1.3        To Seller’s knowledge, no Property Owner has received from any governmental authority having the power of eminent domain any written notice of any condemnation of its Property or any part thereof.

5.1.4        None of the Property Owners, Lexford Management Company and ERPM has received written notice of any material pending or threatened (in writing) litigation, action or proceeding initiated against a Property Owner, the Property, Owner LLC or Seller which would affect the Property, Owner LLC or any Property Owner after Closing or any Property Owner’s, Owner LLC’s or Seller’s ability to execute or perform its obligations under this Agreement.

5.1.5        Seller, Owner LLC and each general partner of a Property Owner that is a limited partnership and each Property Owner is duly organized, validly existing and in good standing, under the laws of the State of its formation.

5.1.6        None of Seller, Owner LLC or any Property Owner is a “foreign person” as that term is defined in the Internal Revenue Code of 1986, as amended and the regulations promulgated pursuant thereto.

5.1.7        The execution, delivery of and performance under this Agreement are pursuant to authority validly and duly conferred upon Seller and the signatories hereto.  The consummation of the transactions herein contemplated and the compliance by Seller with the terms of this Agreement do not and will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, the organizational or governing entity documents of Seller, Owner LLC or any Property Owner or any agreement, decree or order by which any of them are bound.

5.1.8        Exhibit A lists the Property Owner of each of the Properties and describes the equity ownership of the Seller, the Owner LLC, each general partner of a Property Owner that is a limited partnership (the “General Partners”) and each of the Property Owners.

5.1.9        Seller is the sole legal and beneficial owner of title to the Interest free and clear of all liens, claims, encumbrances or adverse interests of any kind.  Owner LLC is the sole legal and beneficial owner of title to the equity interests in each of the Property Owners free and clear of all liens, claims, encumbrances or adverse interests of any kind.

5.1.10      None of the Property Owners or the Owner LLC has any employees.

5.1.11      To Seller’s knowledge, neither Seller, Owner LLC nor Property Owners has received from any governmental entity or insurance underwriter, written notice of any currently existing violation of any zoning, building or fire code, any environmental law, other law or insurance requirements applicable (or alleged to be applicable) to said Property, any part thereof, Seller, Owner LLC or any Property Owner that has not been corrected.

5.1.12      With respect to that certain Lease dated February 24, 1998 between ERP, as successor to Lexford, Inc., as tenant and Americana Investment Company, as landlord, as amended on June 18, 2004 and March 23, 2006 (the “Reynoldsburg Lease”), ERP (or any Affiliate thereof) has not received any notices from the landlord of any defaults by ERP that have not been cured and there are no monetary defaults by the tenant under the Reynoldsburg Lease.  The Reynoldsburg Lease is in full force and effect and has not been modified.  All construction of the premises demised under the Reynoldsburg Lease that is the obligation of ERP (or any Affiliate thereof) pursuant to the terms of the Reynoldsburg Lease has been completed and the “Allowance Amount” (as such term is defined in the Reynoldsburg Lease) has been fully disbursed.

5.1.13      The Owner LLC and the Property Owners do not have any liability or obligation (and, to Sellers’ Knowledge, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Owner Parties giving rise to any liability or obligation) relating to any oral or written contract or lease, to which the Owner LLC or the Property Owners are parties or by which they are bound, except for liabilities or obligations (i) set forth on in the Master Disclosure Schedule, (ii) disclosed in the Financial Statements, (iii) described or disclosed in the Title Commitments, (iv) of the Property Owners under the Leases or the Service Contracts scheduled in the Master Disclosure Schedule.

5.1.14      Owner LLC and Property Owner Organization and Authority.

(a)           Owner LLC and each Property Owner is organized and governed by an operating agreement or partnership agreement, true, accurate and complete copies of which will be delivered to Buyer in accordance with Section 4.1.

(b)           The Interest and the Property Owner Interests were validly issued and are fully paid and non-assessable.

(c)           Owner LLC’s sole assets are the Property Owners, and each Property Owner is a single purpose entity whose sole real estate asset is the applicable Property owned by such Property Owner.  Seller has not sold, transferred, or encumbered the Interest or any portion thereof and Owner LLC has not sold, transferred or encumbered any of the Property Owner Interests other than pledges or collateral assignments in connection with financing that Seller will cause to be paid in full at or prior to Closing.  Seller has (or, upon payment of any financing referred to in the preceding sentence shall have) the right to assign and transfer the Interest to Buyer or its assignee in accordance with the provisions of this Agreement, free and clear of any and all right, title, or interest therein of any other person whatsoever.

(d)           There are outstanding no options, warrants, or rights to acquire the Interest or any portion thereof or any of the Property Owner Interests.

(e)           Neither the Interest nor any of the Property Owner Interests nor any portion thereof is the subject of any voting trust agreement or other agreement relating to the ownership of the Interest or any of the rights held by the holder thereof, or restricting in any way the sale or other transfer thereof which will survive Closing.

(f)            Neither the Interest nor any of the Property Owner Interests is evidenced by any certificate and neither Owner LLC nor any Property Owner has “opted in” to Article 8 of the Uniform Commercial Code.

(g)           The Interest constitutes 100% of the membership interests of Owner LLC.

When used in this Agreement, the term “to Seller’s knowledge” shall mean and be limited to the actual (and not imputed, implied or constructive) current knowledge of Cheryl O’Bryan, Executive Vice President-Property Operations of Lexford Management Company, Matthew L. Wakenight, First Vice President-Asset Management of Equity Residential and Tamra Potts, Vice President of Accounting and Controller of Lexford Management Company, whom Seller represents as having day-to-day oversight responsibilities for the management of the Interest and the operation of the Properties (collectively, “Seller’s Knowledge Parties”).  Notwithstanding anything to the contrary set forth in this Agreement, none of the foregoing individuals shall have any personal liability or liability whatsoever with respect to any matters set forth in this Agreement or any of Seller’s representations and/or warranties herein being or becoming untrue, inaccurate or incomplete.

5.1.15      Except for the representation and warranty set forth in Section 5.1.2 above (which shall be applied with full force and effect to the updated Rent Roll, and thereupon supersede all previous Rent Rolls), the representations and warranties of Seller set forth in this Section 5.1 shall be deemed to be remade by Seller as of Closing, and together with the Updated Rent Roll, shall survive the Closing for a period of twelve (12) months following the Closing Date.  Notice of any claim as to a breach of any representation or warranty must be made to Seller prior to the expiration of such twelve (12) month period, and a claim brought against Seller in a legal proceeding with respect thereto within three (3) months after the expiration of said twelve (12) month period, or it shall be deemed a waiver of Buyer’s right to assert such claim.  The provisions of this Section shall survive the Closing.

5.1.16      Owner LLC, each Property Owner and each other entity, if any, through which Owner LLC holds its interest in a Property Owner are each, as of the date of this Agreement, treated as a disregarded entity for federal, state and local income tax purposes, and, prior to Closing, neither Seller nor any of the foregoing entities will make any election to treat any of the foregoing entities as other than a disregarded entity for federal, state or local income tax purposes. Owner LLC, each Property Owner and each other entity through which Owner LLC directly or indirectly holds its interest in a Property Owner, has timely filed or will timely file any and all required federal, state and local income, estimated income, excise, property, franchise, license and other tax returns that each of such entities is or has been required by law to file prior to the Closing Date, and all such returns are or will be true, correct and complete in all material respects.  Owner LLC, each Property Owner and each other entity through which Owner LLC directly or indirectly holds its interest in a Property Owner has paid or will pay prior to the date then due any and all taxes, interest, penalties, or other sums required to be paid by each of them to any taxing authority prior to the Closing Date, whether in connection with such tax returns or otherwise.  [This Section 5.1.16 was not included in the Syndicated Agreement]

5.1.17      There is not pending any case, proceeding or other action voluntarily commenced by Seller, Owner LLC or any Property Owner or any affiliate thereof seeking reorganization, arrangement, adjustment, liquidation, dissolution or recomposition of Seller, Owner LLC  or any Property Owner, or the debts of Seller, Owner LLC or any Property Owner, under any law relating to bankruptcy, insolvency, reorganization or the relief of debtors, or seeking the appointment of a receiver, trustee, custodian or other similar official for Seller, Owner LLC or any Property Owner or any Property, nor to Seller’s knowledge, have any third parties commenced involuntary proceedings with respect to any of the foregoing.

5.1.18      Except as provided in the Master Disclosure Schedule, and subject to Section 8.1(d), any permission, approval, joinder or consent by any applicable third parties (excluding Seller’s direct or indirect constituent partners or members, whose consent is addressed in Section 5.1.14(b)) required in order for Seller to consummate its obligations under this Agreement has been obtained from said third parties,  except where the failure to obtain such permission, approval, joinder or consent would not or could not have a material adverse effect on the continued ownership, operation or maintenance of any Project as a multi-family property.

5.1.19      The continued maintenance, occupancy and operation of the Properties is not now and will not on the Closing Date be dependent on private facilities located at any other property other than Lexford Assets, and no building or other improvement not part of the Lexford Assets is dependent on private facilities located on any Property.

5.1.20      To Seller’s knowledge, the Merrill Data Site contains a complete set of all environmental reports and assessments relating to the Properties in the possession or reasonable control of Seller, Owner LLC, any of the Property Owners and/or Lexford Management Company.

5.1.21      Employee Matters.

(a)           (i) Neither ERP, ERPM, Owner LLC, Seller, Lexford Management Company nor any Property Owner is a party to any collective bargaining or other labor union contract applicable to the Lexford Employees, no collective bargaining agreement is being negotiated by ERP or ERPM with respect to the Lexford Employees, and neither ERP or ERPM knows of any activities or proceedings of any labor union to organize any of the Lexford Employees; (ii) there has not been since January 1, 2005, and there is not presently pending or existing, and to the knowledge of Seller, ERP, Owner LLC, Lexford Management Company any Property Owner or ERPM, there is not threatened any strike, slowdown, picketing, work stoppage, or material employee grievance process generally, any proceeding against or affecting ERP, ERPM, Owner LLC, Seller, Lexford Management Company or any Property Owner relating to an alleged violation of the National Labor Relations Act, or any application for certification of a collective bargaining agent relating to the Lexford Employees; (iii) there is no lockout of any Lexford Employees and, no such action is threatened by ERP, ERPM, Owner LLC, Seller or any Property Owner; (iv) ERP, ERPM, Owner LLC, Seller, Lexford Management Company and each Property Owner have materially complied with and each is in material compliance with all laws relating to employment and employment practices (including, without limitation, Workers Adjustment and Retraining Notification Act), terms and conditions of employment, employment of aliens, employment of employees with disabilities (including, without limitation, the requirements of the Americans With Disabilities Act), equal employment opportunity, nondiscrimination, harassment, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar payroll taxes, occupational health and safety, and plant closings as those laws relate to the Lexford Employees; and (v) to the knowledge of Seller, ERP, ERPM, Owner LLC, Lexford Management Company and Property Owners, in all material respects any and all sums due for employee compensation and benefits, including pension and severance benefits and all vacation time owing to any Lexford Employees, have been duly and adequately accrued on ERPM’s accounting records.

(b)           Seller, ERP, Owner LLC, Property Owners, Lexford Management Company and ERPM have delivered to Buyer the following agreements governing the employment of the Lexford Employees:  (i) all employment, consulting, termination, profit sharing, severance, change of control, individual compensation or indemnification agreements; and (ii) all bonus or other incentive compensation, salary continuation, disability, severance, educational assistance, legal assistance, club membership, employee discount, employee loan, credit union or vacation agreements, policies or arrangements under which ERP, Seller, Owner LLC, Property Owners, Lexford Management Company or ERPM has any obligation or liability (contingent or otherwise) in respect of any current or former Lexford Employee.

(c)           ERP and ERPM have delivered to Empirian a true and correct list of the following for each Lexford Employee:  base salary, any bonus obligations, hire date and pay rate.

5.2           Modification of Representations, Warranties and/or Certifications.  During the period from and after the date hereof and prior to Closing, as and to the extent that (i) it can be established by clear and convincing evidence that Buyer has obtained actual knowledge of facts, or (ii) Buyer receives (or Seller receives and delivers to Buyer) any Disclosures (as hereinafter defined) with respect to matters addressed in this Section 5.2, which contain information or facts that are inconsistent with or different from any or all of the representations, warranties and certifications made in Section 5.1 above (or in the Updated Rent Roll), and the Closing occurs even though said fact or Disclosure afforded Buyer the right not to Close, then such inconsistent portion of such representation, warranty or certification made in Section 5.1 shall be deemed to be modified and superseded by such fact or Disclosure (and, in such event, subject to Buyer’s rights pursuant to Section 8.1 hereof, Seller shall no longer have any liability hereunder with respect to that portion of the representation, warranty or certification superseded herein, as applicable; provided, however, that if said fact or Disclosure did not afford Buyer the right not to Close, Seller’s and ERP’s liability shall remain, subject to the terms of this Agreement).  When used in this Agreement, the term “to Buyer’s knowledge” or similar term shall mean and be limited to the actual (and not imputed, implied or constructive) current knowledge of Buyer’s Knowledge Party.

5.3           Buyer’s Representations.  Buyer hereby represents and warrants to Seller as of the Effective Date as follows:

5.3.1        Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.3.2        Buyer has full power, right and authority to enter into and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement by Buyer have been duly and properly authorized by proper action in accordance with applicable law and with the operating agreement of Buyer.

5.3.3        Neither Buyer nor, to Buyer’s knowledge, any direct or indirect owner of Buyer is (a) identified on the OFAC List (as hereinafter defined) or (b) a person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, rule, regulation or Executive Order of the President of the United States.  The term “OFAC List” shall mean the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S.  Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S.  Treasury Department, Office of Foreign Assets Control pursuant to any law, rule, regulation or Executive Order of the President of the United States, including, without limitation, trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States.

5.3.4        Buyer is capable, financially, of paying the Purchase Price (and the Buyer Parties are capable, financially, of paying the aggregate purchase prices under the Lexford Property Agreements) on the Closing Date.

5.3.5        Empire Holdings owns, directly or indirectly, at least 51% of the equity ownership interests in Buyer and the Buyer Parties (other than Empirian Property Management, Inc.), and will continue to own, directly or indirectly, at least 51% of the equity ownership interests in the Property Owners upon the Closing, notwithstanding any assignment of the rights afforded pursuant to Section 15.2.

5.3.6        Survival of Buyer’s Representations and Warranties.  The representations and warranties of Buyer set forth in this Section (other than Section 5.3.4 above) shall be deemed to be remade by Buyer as of Closing and shall survive the Closing.

Section 6.               AS-IS

6.1           AS-IS CONDITION.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 6.1, ALL ACKNOWLEDGEMENTS IN THIS SECTION ARE SUBJECT TO SELLER’S REPRESENTATIONS AND WARRANTIES AND INDEMNITIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE VARIOUS EXHIBITS REFERENCED HEREIN, IN ANY CERTIFICATE, OTHER INSTRUMENT OR DOCUMENT THAT SELLER OR LEXFORD MANAGEMENT COMPANY IS OBLIGATED HEREUNDER TO DELIVER AT CLOSING AND IN THE OTHER LEXFORD PROPERTY AGREEMENTS, AND BUYER RETAINS ALL RIGHTS AND REMEDIES OTHERWISE CONTEMPLATED IN THIS AGREEMENT WITH RESPECT TO ANY BREACH OR DEFAULT OF SUCH REPRESENTATIONS AND WARRANTIES.  ACKNOWLEDGING THE PRIOR USE OF THE PROPERTIES AND BUYER’S OPPORTUNITY TO INSPECT THE PROPERTIES TO ITS SATISFACTION PRIOR TO SIGNING THIS AGREEMENT, BUYER AGREES TO PURCHASE THE INTEREST (AND INDIRECTLY, THE PROPERTIES) “AS IS”, “WHERE IS”, WITH ALL FAULTS AND CONDITIONS THEREON.  ANY WRITTEN OR ORAL INFORMATION, REPORTS, STATEMENTS, DOCUMENTS OR RECORDS CONCERNING THE PROPERTIES (“DISCLOSURES”) PROVIDED OR MADE AVAILABLE TO BUYER OR ITS AGENTS BY SELLER, SELLER’S AGENTS, EMPLOYEES OR THIRD PARTIES REPRESENTING OR PURPORTING TO REPRESENT SELLER, SHALL NOT BE REPRESENTATIONS OR WARRANTIES, UNLESS SPECIFICALLY SET FORTH IN SECTION 5.1 OF THIS AGREEMENT OR IN ANY CERTIFICATE THAT SELLER IS OBLIGATED HEREUNDER TO DELIVER AT CLOSING.  IN PURCHASING THE INTEREST OR TAKING OTHER ACTION HEREUNDER, BUYER HAS NOT AND SHALL NOT RELY ON ANY SUCH DISCLOSURES, BUT RATHER, BUYER SHALL RELY ONLY ON BUYER’S OWN INSPECTION OF THE PROPERTIES AND INTEREST.  BUYER ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTIES ARE BEING SOLD “AS IS.”

6.2           NO ADDITIONAL REPRESENTATIONS.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 6.2, ALL ACKNOWLEDGEMENTS IN THIS SECTION ARE SUBJECT TO SELLER’S REPRESENTATIONS AND WARRANTIES AND INDEMNITIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE VARIOUS EXHIBITS REFERENCED HEREIN, IN ANY CERTIFICATE, INSTRUMENT OR OTHER DOCUMENT THAT

SELLER OR LEXFORD MANAGEMENT COMPANY IS OBLIGATED HEREUNDER TO DELIVER AT CLOSING AND IN THE OTHER LEXFORD PROPERTY AGREEMENTS, AND BUYER RETAINS ALL RIGHTS AND REMEDIES OTHERWISE CONTEMPLATED IN THIS AGREEMENT WITH RESPECT TO ANY BREACH OR DEFAULT OF SUCH REPRESENTATIONS AND WARRANTIES.  BUYER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO THE PROPERTIES INCLUDING, WITHOUT LIMITATION, (A) THE NATURE, QUALITY OR PHYSICAL CONDITION OF THE PROPERTIES, (B) THE CONSTRUCTION OF THE IMPROVEMENTS AND WHETHER THERE EXISTS ANY CONSTRUCTION DEFECT THEREIN, (B) THE WATER, SOIL AND GEOLOGICAL CONDITIONS OF THE PROPERTIES, (C) THE INCOME TO BE DERIVED FROM THE PROPERTIES, (D) THE SUITABILITY OF THE PROPERTIES FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER MAY CONDUCT OR CAUSE TO BE CONDUCTED THEREON, (E) THE COMPLIANCE OF OR BY THE PROPERTIES OR THE OPERATION THEREOF WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY GOVERNMENTAL AUTHORITY OR BODY HAVING JURISDICTION THEREOVER, (F) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY OR FITNESS OF THE PROPERTIES FOR A PARTICULAR PURPOSE, (G) THE STATUS OR CONDITION OF ENTITLEMENTS PERTAINING TO THE PROPERTIES, (H) ANY MATTER REGARDING TERMITES, AND (I) ANY MATTER REGARDING HAZARDOUS MATERIALS, AS HEREINAFTER DEFINED.  BUYER FURTHER ACKNOWLEDGES AND AGREES THAT SELLER, UNLESS OTHERWISE REQUIRED BY LAW OR PURSUANT TO SECTION 5.1 OF THIS AGREEMENT, IS UNDER NO DUTY TO MAKE ANY AFFIRMATIVE DISCLOSURES REGARDING ANY MATTER WHICH MAY BE KNOWN TO SELLER.

6.3           RELEASE.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 6.3, ALL ACKNOWLEDGEMENTS IN THIS SECTION ARE SUBJECT TO SELLER’S REPRESENTATIONS AND WARRANTIES AND INDEMNITIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE VARIOUS EXHIBITS REFERENCED HEREIN, IN ANY CERTIFICATE, INSTRUMENT OR OTHER DOCUMENT THAT SELLER OR LEXFORD MANAGEMENT COMPANY IS OBLIGATED HEREUNDER TO DELIVER AT CLOSING AND IN THE OTHER LEXFORD PROPERTY AGREEMENTS, AND BUYER RETAINS ALL RIGHTS AND REMEDIES OTHERWISE CONTEMPLATED IN THIS AGREEMENT WITH RESPECT TO ANY BREACH OR DEFAULT OF SUCH REPRESENTATIONS AND WARRANTIES.  BUYER REPRESENTS TO SELLER THAT BUYER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTIES, AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO ANY MATTER RELATING TO THE PROPERTIES, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER, SELLER’S AGENTS,

EMPLOYEES OR THIRD PARTIES REPRESENTING OR PURPORTING TO REPRESENT SELLER, WITH RESPECT THERETO.  UPON CLOSING, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS REGARDING THE PROPERTIES MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATIONS, AND BUYER, UPON CLOSING, SHALL BE DEEMED, ON BEHALF OF ITSELF AND ON BEHALF OF ITS TRANSFEREES AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, TO WAIVE, RELINQUISH, RELEASE AND FOREVER DISCHARGE SELLER AND SELLER’S AFFILIATES FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION, LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, BY REASON OF OR ARISING OUT OF THE PROPERTIES, INCLUDING, WITHOUT LIMITATION, ANY LATENT OR PATENT CONSTRUCTION DEFECT OR OTHER PHYSICAL CONDITION (INCLUDING, WITHOUT LIMITATION, FUNGI, MOLD OR MILDEW) WHETHER PURSUANT TO ANY OTHER FEDERAL, STATE, OR LOCAL ENVIRONMENTAL OR HEALTH AND SAFETY LAW OR REGULATION; THE EXISTENCE OF ANY HAZARDOUS MATERIAL WHATSOEVER, ON, AT, TO, IN, ABOVE, ABOUT, UNDER, FROM OR IN THE VICINITY OF THE PROPERTIES; AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS WHATSOEVER REGARDING THE PROPERTIES.  THIS RELEASE INCLUDES CLAIMS OF WHICH BUYER IS PRESENTLY UNAWARE AND OF WHICH BUYER DOES NOT PRESENTLY SUSPECT TO EXIST WHICH, IF KNOWN BY BUYER, WOULD MATERIALLY AFFECT BUYER’S RELEASE OF SELLER.

BUYER UNDERSTANDS AND ACKNOWLEDGES THAT GIVEN THE CLIMATE AND HUMID CONDITIONS IN THE STATES OF FLORIDA, GEORGIA, AND/OR ONE OR MORE OF THE OTHER STATES IN WHICH THE PROPERTIES ARE LOCATED, FUNGI, MOLD AND MILDEW MAY EXIST OR DEVELOP WITHIN THE PROPERTIES LOCATED IN THOSE STATES.  BUYER HEREBY AGREES THAT UPON CLOSING BUYER SHALL ASSUME ALL RISK, KNOWN AND UNKNOWN, ASSOCIATED WITH THE EXISTENCE OF FUNGI, MOLD OR MILDEW ON, AT, IN, ABOUT OR THROUGHOUT THE PROPERTIES.

IN THIS REGARD AND TO THE EXTENT PERMITTED BY LAW, BUYER HEREBY AGREES, REPRESENTS AND WARRANTS THAT BUYER REALIZES AND ACKNOWLEDGES THAT FACTUAL MATTERS NOW UNKNOWN TO BUYER MAY HAVE GIVEN OR MAY HEREAFTER GIVE RISE TO CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, COSTS, LOSSES AND EXPENSES WHICH ARE PRESENTLY UNKNOWN, UNANTICIPATED AND UNSUSPECTED, AND BUYER FURTHER AGREES, REPRESENTS AND WARRANTS THAT THE WAIVERS AND RELEASES CONTAINED HEREIN HAVE BEEN NEGOTIATED AND AGREED UPON BY BUYER IN LIGHT OF THAT REALIZATION AND THAT BUYER NEVERTHELESS HEREBY INTENDS TO RELEASE, DISCHARGE AND ACQUIT SELLER AND SELLER’S AFFILIATES FROM ANY SUCH UNKNOWN CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, COSTS, LOSSES AND EXPENSES.

“Hazardous Materials” shall mean (i) hazardous wastes, hazardous materials, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including, but not limited to, substances defined as “hazardous wastes,” “hazardous materials,” “hazardous substances,” “toxic substances,” “pollutants,” “contaminants,” “radioactive materials,” “toxic pollutants,” or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), 42 U.S.C.  § 9601 et seq.; the Toxic Substance Control Act (“TSCA”), 15 U.S.C.  § 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C.  § 1802; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C.  § 9601, et seq.; the Clean Water Act (“CWA”), 33 U.S.C.  § 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C.  § 300f et seq.; the Clean Air Act (“CAA”), 42 U.S.C.  § 7401 et seq.; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar federal, state or local laws, regulations, rules or ordinance now or hereafter in effect relating to environmental matters; and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulation or ordinance, including any environmental law, now or hereafter in effect, including but not limited to (A) petroleum, (B) refined petroleum products, (C) waste oil, (D) waste aviation or motor vehicle fuel and their byproducts, (E) asbestos, (F) lead in water, paint or elsewhere, (G) radon, (H) Polychlorinated Biphenyls (PCB’s), (I) ureaformaldehyde, (J) volatile organic compounds (VOC), (K) total petroleum hydrocarbons (TPH), (L) benzine derivative (BTEX), and (M) petroleum byproducts.

The provisions of this Section 6.3 shall survive the Closing.  Buyer and Seller acknowledge and agree that the disclaimers, indemnifications and other agreements set forth herein are an integral part of this Agreement and that Seller would not have agreed to sell the Properties to Buyer for the Purchase Price and Seller would not have agreed to enter into the transaction contemplated by this Agreement without such disclaimers, indemnifications and other agreements set forth above.

6.4           RADON GAS – FLORIDA.  Pursuant to Section 404.05618, Florida Statues (1988), the following notification regarding radon gas is hereby made, and all parties executing this Agreement acknowledge receipt of this notification:

“Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time.  Levels of radon that exceed federal and state guidelines have been found in buildings in Florida.  Additional information regarding radon and radon testing may be obtained from your county public health unit.”

Section 7.               OPERATIONS OF THE PROPERTIES

From and after the date hereof until the Closing Date or earlier termination of this Agreement:

7.1           Ordinary Course of Business.  Seller shall cause each Property Owner to operate the Property in its ordinary course of business and shall not sell, further pledge, or otherwise transfer or dispose of all or any part of any Property (except for such items of Personal Property as become obsolete or are disposed of in the ordinary course and are replaced with items of substantially equivalent value, utility and quantity), subject to the provisions of Section 12 below, and shall not make application for or otherwise consent to a change in a zoning or other land use classification, right or entitlement.

7.2           Service Contracts.  Seller shall not enter, nor permit any Property Owner to enter, into any new written service contract with respect to the Property that will not be cancelable by Buyer without penalty upon no greater than thirty (30) days notice, without the prior written consent of Buyer, which shall not be unreasonably withheld or delayed, except for contracts relating to emergency repairs, for example following a casualty, or where there is a threat of imminent harm to persons or damage to property, in which case Seller shall deliver to Buyer written notice of such contracts and copies thereof within two (2) Business Days of entering into such contract.

7.3           Property/General and Excess Liability Insurance.  Seller shall maintain or cause to be maintained in full force and effect property and commercial general and excess liability insurance on the Properties consistent with its ordinary course of business. Seller represents that such property insurance and commercial general liability insurance is issued on an ‘occurrence,’ rather than a ‘claims-made,’ basis and shall survive Closing.

7.4           Maintenance of Improvements.  Subject to Section 12, Seller shall cause Property Owners, as applicable, to maintain all Improvements in a manner consistent with Property Owners’ maintenance of the Improvements during Property Owners’ period of ownership.

7.5           Leases.  Seller will cause Property Owners to perform their material obligations under the Leases.  Seller shall not enter into, amend, renew or extend any new Leases or other occupancy agreements with respect to the Property without Buyer’s prior written consent, which shall not be unreasonably withheld or delayed, except for Leases satisfying each of the following conditions (which shall not require Buyer’s consent):   (1) such Lease is entered into, amended, renewed or extended in the ordinary course of the applicable Property Owner’s business, consistent with Seller’s historic practices; (2) the Lease is in substantially the same form as the form lease provided to Buyer prior to the Effective Date; and (3) the Tenant is not an affiliate of the Seller and ERP.  Seller shall not terminate any Lease except by reason of a default by the tenant thereunder.

7.6           Notice of Violations.  Seller shall furnish Buyer with copies of any notices that Seller or any Property Owner receives from any governmental authority or insurance underwriter with respect to any violation of any laws or insurance requirement applicable to the Properties within five (5) Business Days of Seller’s or Property Owner’s receipt thereof, provided that any such violation would or could have, if not properly remedied, a material adverse effect on the ownership, operation or maintenance of any Project as a multi-family property.

Section 8.               CONDITIONS TO CLOSING.

8.1           Buyer’s Conditions Precedent.  Buyer’s obligation to proceed to Closing under this Agreement is subject to the following conditions precedent (any or all of which Buyer may elect, in its sole discretion, to waive) but only if the cumulative effect of the failure to satisfy said conditions precedent when compared to the status of the Lexford Assets (which does not include any Properties which are excluded from the Properties to be conveyed to Buyer for any reason in accordance with the provisions hereof), taken as a whole, if such conditions precedent had been satisfied, represents a Material Adverse Effect (in which event Buyer may elect, by written notice given to Seller prior to the Closing Date, to terminate this Agreement, in which event the Earnest Money shall be returned to Buyer):

(a)           Seller Parties shall have performed and satisfied each and all of their respective obligations under the Lexford Property Agreements in all material respects.

(b)           Each and all of the representations and warranties of the Seller Parties set forth in the Lexford Property Agreements shall be true and correct in all material respects at the Effective Date and at the Closing Date.

(c)           The Title Insurer shall later-date the Title Commitments to cover the Closing, as to each Property and shall issue the Owner’s Policies (or pro forma owner’s policies or a so-called “marked-up” Title Commitment) to Buyer, naming Buyer or the applicable Property Owner as the insured and providing insurance on Land and Improvements included in the Property, in the amount of the Purchase Price allocated to the Property, and subject only to the Permitted Title Exceptions, all in accordance with Section 3 of this Agreement (the “Title Policies”).

(d)           Seller shall have endeavored to obtain any required third-party consents in connection with the assignment of the Service Contracts to Buyer at the Closing, provided that if any necessary third-party consents are not obtained with respect to a given Service Contract, then said Service Contract shall not be assigned and Seller shall pay any resulting termination payments (and the assignment of said Service Contract shall not be a condition precedent to Buyer’s obligation to proceed to Closing).

(e)           The transactions contemplated under the Lexford Property Agreements shall have been consummated, or shall be consummated concurrently with the Closing under this Agreement except to the extent the transactions contemplated by any such Lexford Property Agreement are not consummated as a result of a breach or default by a Buyer Party (it being understood and agreed that the failure of this condition shall be deemed to represent a Material Adverse Effect).

(f)            Seller shall have tendered all deliveries to be made at Closing pursuant to Section 9.2 herein or otherwise.  In the event that the condition precedent listed in this Section 8.1(f) fails to be satisfied and such failure does not result in a Material Adverse Effect but has a material adverse effect on the ownership, operation or maintenance of any Project as a multi-family property, then Buyer may notify Seller prior to Closing of its election to exclude such Project from the Properties to be conveyed to Buyer in accordance herewith, and Seller shall have until Closing (as such time period may be extended pursuant to Section 9.1) to cure such material adverse effect to the reasonable satisfaction of Buyer.  If Seller fails to so cure such material adverse effect, then the Project shall be excluded from the Properties conveyed at Closing, and the Purchase Price shall be reduced appropriately by the amount of the Purchase Price allocated to the excluded Project as set forth on Exhibit A attached hereto.  In the event a Project or Projects are excluded from the conveyance hereunder as provided above, at the election of Buyer, made by written notice given to Seller prior to the Closing Date, Buyer shall manage such excluded Project or Projects for up to one (1) year following the Closing Date pursuant to the terms of a management agreement mutually agreed to by Buyer and Seller; provided, however that Seller shall have the right to terminate such management at any time upon thirty (30) days’ notice given to Buyer.

8.2           Sellers Conditions Precedent.  Sellers’ obligations to proceed to Closing under this Agreement are subject to the following conditions precedent:

(a)           Buyer Parties shall have performed and satisfied each and all of their respective obligations under the Lexford Property Agreements in all material respects.

(b)           The transactions contemplated under the Lexford Property Agreements shall have been consummated, or shall be consummated concurrently with the Closing under this Agreement, except to the extent the transactions contemplated by any such Lexford Property Agreement are not consummated as a result of a breach or default by a Seller Party.

Notwithstanding the foregoing, nothing contained herein shall waive or diminish any right or remedy Seller or Buyer may have for the other’s default or breach of this Agreement as may otherwise be expressly provided in this Agreement.  If any of the conditions set forth in this Section 8.2 is not satisfied on or before the Closing Date, then without limitation of Seller’s rights under Section 10.2, if applicable, Seller shall have no obligation to proceed to Closing and shall have the right, by written notice furnished to Buyer, to terminate this Agreement, in which event the Earnest Money shall be returned to Dreier LLP in trust for Buyer and Buyer’s Affiliates unless an Event of Buyer’s Default has occurred.

8.3           No Finance Contingency.  Buyer acknowledges and agrees that Buyer’s obligations under this Agreement are not in any manner contingent or conditioned upon Buyer obtaining financing in order to purchase the Interest.  It is expressly understood that if any Buyer Party is unable to close the transaction contemplated by any Lexford Property Agreement as a result of its failure to obtain financing, an Event of Buyer’s Default shall have occurred under all of the Lexford Property Agreements and Seller shall have the remedies provided in Section 10.2 below.  In no event shall Seller be obligated to comply with any requirements of Buyer’s lender or otherwise incur any cost, expense or liability solely in connection with Buyer’s financing of the Property, except, however, that Seller shall cooperate as provided in Section 4.1 above and with reasonable routine requests to execute standard closing documents required by Buyer’s lender(s) so long as such closing documents do not impose any additional costs or liabilities upon Seller.

Section 9.               CLOSING.

9.1           Closing Date.  The “Closing” of the transaction contemplated by this Agreement (that is, the payment of the Purchase Price pursuant to a so-called “New York style” closing, the transfer of title to the Interest, and the satisfaction of all other terms and conditions of this Agreement) shall occur at 11:00 a.m. (Chicago time) on the Closing Date at the Chicago and New York offices of the Title Insurer, or at such other time and place as Seller and Buyer shall agree in writing.  The “Closing Date” shall be the date of Closing.  To facilitate the Closing, upon request of either Buyer or Seller, representatives of Buyer and Seller shall meet to commence pre-Closing activities starting on the second Business Day prior to the Closing Date. Notwithstanding the foregoing, if any or all of Buyer’s conditions precedent under Section 8.1 above or Seller’s conditions precedent under Section 8.2 above are not satisfied by the other party for any cause, then the party not satisfying the Closing condition precedent shall have the right to extend the Closing Date by up to an aggregate of twenty (20) Business Days by written notice given to the other party at least three (3) days prior to the then scheduled Closing Date.  Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct Escrowee to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the Closing Statements and escrow letters executed by Seller and Buyer.

9.2           Seller’s Closing Deliveries.  At Closing, Seller shall execute and deliver, or cause the applicable Property Owners or Seller Affiliates to execute and deliver, to Buyer the following:

9.2.1        An Assignment and Acceptance of Membership Interest in the form attached hereto as Exhibit L.

9.2.2        A copy of the limited partnership resolutions of the Owner Parties, as applicable, authorizing the sale of the Interest, the transactions contemplated herein and the execution of each of the applicable documents executed at or in connection with the Closing; a certificate of good standing for the Seller, Owner LLC and each of the Property Owners in their state of formation and a certificate of good standing for each Property Owner in the state of the applicable Property; and a certified copy of the applicable organizational documents for Owner LLC and each of the Property Owners.

9.2.3        A certificate in the form attached hereto as Exhibit O stating under penalty of perjury, Seller’s U.S.  taxpayer identification number and that Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code;

9.2.4        The Indemnification Agreement (“Indemnification Agreement”) in the form attached hereto as Exhibit M, pursuant to which ERP guarantees the indemnification obligations of Seller hereunder and Empire Group Holdings LLC, a Delaware limited liability company, guarantees the indemnification obligations of Buyer hereunder.

9.2.5        Counterpart originals of the Closing Statement setting forth the prorations and adjustments to the Purchase Price as required hereunder.

9.2.6        An ALTA Statement or other certification or affidavit, in customary form, to the extent required of Seller by the Title Insurer to remove the standard “gap”, mechanics’ liens and parties in possession exceptions from the Owners Policies which are capable of being removed by such a statement and to issue a non-imputation endorsement.

9.2.7        Such transfer tax, certificate of value or other similar documents customarily required of Seller in the county and/or municipality in which the Property is located.

9.2.8        Evidence of cancellation of all management agreements and intracompany indebtedness, if any, affecting the Properties.

9.2.9        A letter advising tenants under the leases of the change in the indirect ownership and the management of the Property in the form attached hereto as Exhibit F.

9.2.10      A notice to send to all Vendors substantially in the form attached hereto as Exhibit I.

9.2.11      An update of the Rent Roll, dated no earlier than five (5) Business Days prior to the Closing Date, certified by Seller to be to Seller’s knowledge, true and correct in all material respects, and subject to the limitations on survival and liability provided in Section 5, Section 10 and Section 12 herein (“Updated Rent Roll”) and schedule of Delinquent Amounts.

9.2.12      Evidence of resignation of all managers and officers of the Owner LLC, each of the Property Owners, and each of the General Partners, which shall include a full release, in form and substance reasonably satisfactory to Buyer, of any claims that such manager or officer may have against all said entities.

9.2.13      A Bill of Sale, in the form attached hereto as Exhibit J, by Lexford Management Company, in favor of Buyer’s Affiliate of all tangible and intangible personal property used by Lexford Management Company in connection with the management of the Properties.

9.2.14      If necessary, subject to Section 8.1(d), counterpart originals of an Assignment and Assumption of Service Contracts, in the form attached hereto as Exhibit P (the “Service Contract Assignment”).

9.2.15      Counterpart originals of an Assignment and Assumption of Lease, in the form attached hereto as Exhibit Q, with respect to the Reynoldsburg Lease (the “Reynoldsburg Lease Assignment”).

9.2.16      All certificates, if any, evidencing the Interest and the Property Owner Interests, if any.

9.2.17      Any additional documents that Escrowee may reasonably require for the proper consummation of the transactions contemplated by this Agreement (provided,

however, that no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement).

9.2.18      Possession of the Properties, subject only to the Permitted Exceptions.

9.2.19      Lease files, license agreements, maintenance records and warranties, plans and specifications, licenses, permits, certificates of occupancy, books and records of account, contracts, correspondence with tenants and suppliers, receipts for deposits, unpaid bills, advertising materials, booklets, keys, codes and other items, if any, in Seller’s possession or reasonable control used in the operation of the Properties.

9.2.20      Counterpart originals of the Employment Matters Agreement.

9.2.21      To the extent that any personal property of Lexford Management Company is not transferable merely by signing the Bill of Sale attached as Exhibit J, an endorsement to a certificate of title or the equivalent (e.g., an endorsement to the certificate of title for any motor vehicle necessary to transfer title thereto to Buyer).

9.3           Buyer’s Closing Deliveries.  At Closing, Buyer or the appropriate Buyer Party shall deliver, or execute and deliver to Seller or Seller’s qualified intermediary designee, as applicable, the following:

9.3.1        The funds required pursuant to Section 2 above (Buyer shall direct the Escrowee to disburse the Earnest Money to Seller, and cause Buyer’s Affiliate to pay the Management Property Purchase Price to Lexford Management Company).

9.3.2        Counterpart originals of the Assignment and Assumption and Acceptance of Membership Interest.

9.3.3        Counterpart originals of the Closing Statement.

9.3.4        Such transfer tax, certificate of value or other similar documents, if any, customarily required of Buyers in the county in which each Property is located.

9.3.5        Counterpart originals of the Indemnification Agreement.

9.3.6        Such other documents or instruments that are reasonably necessary to consummate the Closing.

9.3.7        Subject to Section 8.1(d), counterpart originals of the Service Contract Assignment.

9.3.8        Counterpart originals of the Reynoldsburg Lease Assignment.

9.3.9        Counterpart originals of the Employment Matters Agreement.

9.4           Reasonable Cooperation.  In addition to the foregoing closing documents, Buyer and Seller each agree to execute such reasonable and customary closing documents not materially contrary to the terms and conditions of this Agreement as may be reasonably necessary to consummate the Closing.

Section 10.             DEFAULT AND REMEDIES.

10.1         Buyer’s Pre-Closing Remedies.  If Seller or Seller Parties fail to perform in accordance with the terms of this Agreement or any of the Lexford Property Agreements in any material respect at or prior to Closing, said failure would have a Material Adverse Effect, and said failure is not cured within five (5) Business Days following notice to Seller from Buyer identifying said failure (or, in the case of a failure under any of the Lexford Property Agreements, if said failure is not cured within any applicable cure period under said Lexford Property Agreement) then an “Event of Seller’s Default” shall be deemed to have occurred under this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence of an Event of Seller’s Default, as Buyer’s sole and exclusive remedy hereunder and at Buyer’s option, either (i) the Earnest Money shall be returned to Dreier LLP in trust for Buyer and Buyer’s Affiliates, in which event this Agreement shall terminate, and neither party shall have any further rights or obligations under this Agreement except those which expressly survive termination, (ii) upon notice to Seller not more than ten (10) days after the expiration of any such cure period, and provided an action is filed within thirty (30) days following the scheduled Closing Date, Buyer may seek specific performance of this Agreement, but not damages (except that damages shall be a remedy available to Buyer if and to the extent the remedy of specific performance is unavailable to Buyer as a matter of law or equity due to the Interest itself being a general intangible and not real property) or (iii) waive said Event of Seller’s Default and proceed to Closing.  Seller agrees and acknowledges that due to the limitations on Buyer’s recovery of damages as provided herein, Buyer does not have an adequate remedy at law, and therefore specific performance is an appropriate remedy for an Event of Seller’s Default.  Buyer’s failure to seek specific performance as aforesaid shall constitute its election to proceed under clause (i) above.  If Buyer elects to proceed under said clause (i), Seller shall be obligated, promptly on demand from Buyer, to deliver any directions to Escrowee necessary or desirable to cause Escrowee to deliver the Earnest Money to Dreier LLP in trust for Buyer and Buyer’s Affiliates, which obligation shall be enforceable by injunction, declaratory judgment or other equitable relief.  Buyer and Seller acknowledge and agree that all Buyer Parties shall be required to elect the same remedy (i.e., either termination, with return of the applicable earnest money plus interest, waiver or specific performance and related relief) under this Agreement as under all of the Lexford Property Agreements, and that Buyer may not pursue specific performance under this Agreement unless all Buyer Parties are closing or pursuing specific performance under the Lexford Property Agreements, or terminate this Agreement unless all Buyer Parties are concurrently terminating the Lexford Property Agreements.  Notwithstanding the foregoing, nothing in this Section shall limit any indemnification obligation of ERP and Seller under this Agreement and the Indemnification Agreement.  In the event that pursuant to Section 8.1 above Buyer is not obligated to close hereunder, then Buyer at its option shall have the remedy described in clause (i) above unless the reason that Buyer is not so obligated is due to a Seller’s Event of Default, in which case Buyer shall be entitled to elect the remedy described in clause (ii) above.

10.2         Sellers Pre-Closing Remedies.  If Buyer or Buyer Parties fail to perform in accordance with the terms of this Agreement or any of the Lexford Property Agreements in any material respect relating to the Lexford Property Agreements taken as a whole, and said failure is not cured within five (5) Business Days following notice to Buyer from Seller identifying said failure (or, in the case of a failure under any of the Lexford Property Agreements, if said failure is not cured within any applicable cure period under said Lexford Property Agreement), then an “Event of Buyer’s Default” shall be deemed to have occurred under this Agreement.  Notwithstanding anything to the contrary in this Agreement, upon the occurrence of an Event of Buyer’s Default, as Seller’s sole and exclusive remedy hereunder and at Seller’s option, either (i) the Earnest Money shall be delivered to Seller as full and complete liquidated damages with respect to Buyer’s failure to perform its obligations under this Agreement (in which case, as provided in the Lexford Property Agreements, Seller shall also be entitled to retain the earnest money thereunder as liquidated damages under the Lexford Property Agreements), (ii) upon notice to Buyer not more than ten (10) days after the expiration of any such cure period, and provided an action is filed within thirty (30) days thereafter, Seller may seek specific performance of this Agreement, but not damages, or (iii) waive said Event of Buyer’s Default and proceed to Closing.  Seller’s failure to seek specific performance as aforesaid shall constitute its election to proceed under clause (i) above.  If Seller elects, or is deemed to have elected, to proceed under clause (i) above, Buyer shall be obligated, promptly on demand from Seller, to deliver any directions to Escrowee necessary or desirable to cause Escrowee to deliver the Earnest Money to Seller, which obligation shall be enforceable by injunction, declaratory judgment, or other equitable relief.  Buyer and Seller acknowledge and agree that the actual damages to Seller from an Event of Buyer’s Default are impractical to ascertain and the amount of the Earnest Money under this Agreement is a reasonable estimate of Seller’s damages in connection with the failure to consummate the transactions under this Agreement and shall be and constitute valid liquidated damages, upon the payment of which this Agreement shall be null and void and neither party shall have any rights or obligations under this Agreement. Buyer and Seller acknowledge and agree that Seller (and Seller’s Affiliates) shall be required to elect the same remedy (i.e., either liquidated damages or specific performance) under this Agreement as under all of the Lexford Property Agreements, and that Seller may not pursue specific performance under this Agreement unless Seller or Seller’s Affiliates are closing or pursuing specific performance under each of the Lexford Property Agreements, or elect to receive liquidated damages under this Agreement unless Seller or Seller’s Affiliates elect to receive liquidated damages under each of the Lexford Property Agreements.  Notwithstanding the foregoing, nothing in this Section shall limit any indemnification obligation of Buyer under this Agreement.

10.3         Pre-Closing Knowledge.  If at any time after the execution of this Agreement, it can be established by clear and convincing evidence that either Buyer’s Knowledge Parties or Seller’s Knowledge Parties become aware of any fact which makes a representation and warranty contained in this Agreement to become untrue in any material respect, said party shall promptly disclose such fact in writing to the other party hereto.  Provided that the party making the representation has taken no willful act which is not permitted under this Agreement to cause the representation to become untrue, said party shall not be in default under this Agreement and, subject to the terms of Section 8.1, the sole remedy of the other party shall be to either (i) terminate this Agreement by written notice (provided, however, that Buyer may not terminate this Agreement unless such facts create a Material Adverse Effect) within five (5) Business Days of the date on which the non-breaching party becomes aware of such fact (“Notice Date”), in which event the Earnest Money shall be returned to Dreier LLP in trust for Buyer and Buyer’s Affiliates and this Agreement, without further action of the parties, shall terminate such that neither party shall have any further rights or obligations under this Agreement except for those rights and obligations which by their terms expressly survive any such termination, or (ii) elect to proceed to Closing, in which case such party shall be deemed to have waived its rights with respect to any such breach of representation or warranty.  In the event the non-breaching party fails to deliver such termination notice to the breaching party on or before the Notice Date, then the non-breaching party shall conclusively deemed to have elected to proceed under clause (ii) of the preceding sentence.  Neither party may terminate this Agreement unless its Affiliates concurrently terminate each other Lexford Property Agreement.  Notwithstanding anything to the contrary set forth in this Agreement and without limitation to anything in Section 10.4 below or in the Indemnification Agreement, Buyer and Seller are prohibited from making any claims against the other party hereto after the Closing with respect to any breaches of the other party’s representations and warranties contained in this Agreement to the extent that it can be established by clear and convincing evidence that the claiming party had actual knowledge of such breach prior to the Closing.

10.4         Post-Closing Remedies.  From and after the Closing, Seller and Buyer shall, subject to the terms and conditions of this Agreement including, without limitation, the terms of Section 10.5 below, have such rights and remedies as are available in this Agreement, the Indemnification Agreement, the Confidentiality Agreement and at law or in equity, except that neither Seller nor Buyer shall be entitled to recover from the other consequential, punitive or special damages and the Indemnification Agreement shall control in the event of any conflict with this Agreement or the Confidentiality Agreement.

10.5         Limitation of Liability.  Notwithstanding anything to the contrary contained herein, if the Closing shall have occurred (and Buyer shall not have waived, relinquished or released any applicable rights in further limitation), the aggregate liability of Seller Parties under this Agreement and all of the Lexford Property Agreements, in the aggregate (or any documents executed or delivered in connection herewith or therewith), shall be as set forth in, and all claims will be made pursuant to, and will be governed by the Indemnification Agreement.

10.6         No Personal Liability of Seller’s Directors and Employees.  No constituent partner in or agent of Seller, nor any advisor, trustee, director, officer, employee, beneficiary, shareholder, participant, representative or agent of any corporation or trust that is or becomes a constituent partner in Seller (including, but not limited to, ERP and Equity Residential, except for the respective liability under the Indemnity Agreement) shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Buyer and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller’s assets for the payment of any claim or for any performance, and Buyer, on behalf of itself and (subject to any applicable terms of this Agreement or the Indemnification Agreement providing for indemnification by ERP) its successors and assigns, hereby waives any and all such personal liability.  The provisions of this Section shall survive the Closing or any termination of this Agreement.

10.7         No Personal Liability of Buyer’s Directors and Employees.  No constituent partner in or agent of Buyer, nor any advisor, trustee, director, officer, employee, beneficiary, shareholder, participant, representative or agent of any corporation or trust that is or becomes a constituent partner in Buyer shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Seller and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Buyer’s assets for the payment of any claim or for any performance, and Buyer, on behalf of itself and (subject to any applicable terms of this Agreement or the Indemnification Agreement providing for several and not joint liability) its successors and assigns, hereby waives any and all such personal liability.  The provisions of this Section shall survive the Closing or any termination of this Agreement.

Section 11.             INDEMNIFICATION

11.1         Sellers’ Indemnity.  Seller’s indemnification obligations shall be contained in the Indemnification Agreement.

11.2         Buyer’s Indemnity.  Buyer’s indemnification obligations shall be contained in the Indemnification Agreement.

Section 12.             CONDEMNATION OR DESTRUCTION.

12.1         Prior to Closing, the risk of loss shall remain with Seller.  If, prior to Closing, one or more Properties or parts thereof shall be condemned, or destroyed or damaged by fire or other casualty, Seller shall promptly so notify Buyer in writing.  If one or more of the Properties or the Lexford Assets or parts thereof shall be condemned such that damages are in excess of Forty Million and No/100ths Dollars ($40,000,000.00) in the aggregate with respect to the Properties and the Lexford Assets (as reasonably determined by the insurance adjuster designated by Seller’s insurance company) or if one or more of the Properties or the Lexford Assets or any part thereof shall be destroyed or damaged by fire or other casualty the repair of which would cost in excess of Forty Million and No/100th Dollars ($40,000,000.00) in the aggregate with respect to the Properties and the Lexford Assets (as reasonably determined by the insurance adjuster designated by Seller’s insurance company), then, at the option of either Seller or Buyer, which option shall be exercisable, if at all, by written notice thereof to the other party within five (5) Business Days after Buyer receives written notice of such fire, earthquake or other casualty or condemnation and the determination of the insurance adjuster as described above, this Agreement may be terminated; provided however, that Buyer may not terminate this Agreement pursuant to this Section 12.1 unless all Buyer Parties shall simultaneously terminate all of the Lexford Property Agreements pursuant to the equivalent terms contained in each Lexford Property Agreement, and Seller may not terminate this Agreement pursuant this Section 12.1 unless all Seller Parties simultaneously terminate all of the Lexford Property Agreements pursuant to the equivalent terms contained in each Lexford Property Agreement.

12.2         If either Buyer or Seller elect to terminate this Agreement pursuant to Section 12.1, the Earnest Money shall be returned to Dreier LLP in trust for Buyer and Buyer’s Affiliates by Escrowee, in which event this Agreement shall, without further action of the parties, terminate and neither party shall have any further rights or obligations under this Agreement, except those which expressly survive termination.  In the event that neither Buyer nor Seller exercise the option to terminate this Agreement set forth above, or if the condemnation or casualty is below the thresholds described above, then the Closing shall take place on the Closing Date and Buyer shall be entitled to receive:   (a) with respect to a condemnation, an assignment of all of each applicable Property Owner’s right, title and interest in and to the condemnation proceeds received or to be awarded to such Property Owner as a result of such condemnation, and (b) with respect to a casualty, a credit against the Purchase Price payable at Closing in the total amount of (i) the greater of (x) the proceeds of Seller’s insurance policies covering such loss plus an amount equal to Seller’s deductible amount and/or self-insured retention under such policies; and (y) either (A) in the case of a Project with non-conforming Improvements, the allocated value of the Project less the fair market value of the Land included thereunder, or (B) in all other cases the estimated cost of repair plus the estimated amount of lost rental income subsequent to the Closing Date not to exceed 1 year, all as reasonably determined by Seller’s insurance representatives; minus (ii) any sums reasonably expended by Seller in repairs or restoration prior to Closing.  In addition, in the event of the foregoing, Buyer shall deliver to Seller at Closing a release in form reasonably satisfactory to Seller whereby Buyer releases Seller from all ongoing liability and/or claims in connection with such condemnation or casualty.

Section 13.             BROKER/ADVISORS AND BROKER/ADVISORS’ COMMISSIONS.

13.1         Buyer and Seller each warrant and represent to the other that, other than Seller’s Advisor, neither party has employed any other real estate broker, broker/advisor or agent in connection with the transaction contemplated hereby.  In the event the Closing is consummated, Seller shall pay a commission to Seller’s Advisor pursuant to a separate agreement.  Each party agrees to indemnify and hold the other harmless from any loss or cost suffered or incurred by it as a result of the other’s representation herein being untrue.  This Section shall expressly survive the Closing hereunder.

Section 14.             OTHER AGREEMENTS.

14.1         Section 1031 Exchange.  Seller and/or Buyer may structure the disposition/acquisition of the Properties as one or more like-kind exchanges under Internal Revenue Code Section 1031 at their respective sole cost and expense.  Buyer and Seller shall reasonably cooperate therein, including executing documents reasonably requested by each other in connection with such exchanges, provided that neither Seller nor Buyer shall incur any material costs, expenses or liabilities in connection with the other’s exchanges.  If either party uses one or more qualified intermediaries to effectuate the exchanges, any assignment of the rights or obligations of Seller or Buyer hereunder shall not relieve, release or absolve such party of its obligations to the other.

14.2         [Intentionally Omitted]

14.3         [Intentionally Omitted]

14.4         Excluded Assets.  The following rights, assets and interests are intended to be retained by Seller and are not intended to be transferred, directly or indirectly, to Buyer.  Upon request by Seller at any time from and after Closing, Buyer shall reasonably cooperate in causing any Property Owner to quitclaim, assign and transfer such rights, assets and interests to Seller or Seller’s designee.

14.4.1      Insurance Proceeds.  Subject to Section 12 above, Seller retains all right, title and interest in and to all proceeds and potential recoveries under all policies of insurance applicable to the Properties (not including the Title Policies) and to the period prior to the Closing, including any rights to any proceeds derived from any subrogation claims arising from or related to occurrences on or before the Closing Date.  Buyer understands that all insurance policies relating to the Properties shall be cancelled at Closing and that Buyer is responsible for obtaining all insurance for the Properties following the closing.

14.4.2      Property Owner Cash.  Immediately prior to Closing, Seller will cause all Property Owners to transfer any and all cash and cash equivalent instruments to Seller or its designee and close all deposit accounts in the name of any Property Owner.  Except for the credit to Buyer in respect of security deposits and the other pro-rations contemplated under Section 2.3, no cash, cash equivalent instruments or deposit accounts will be transferred to Buyer hereunder, except for security deposits in accordance with Section 2.3 above.

14.4.3      Employee Benefit Plans.  Buyer understands that all employee benefit plans currently covering the Lexford Employees are not being sold or otherwise transferred to Buyer as part of this transaction, that the Lexford Employees will cease to participate in such employee benefit plans as of the Closing in accordance with the terms of those plans, and that Buyer is responsible for the establishment of any employee benefit plans under which it intends to offer benefits to the Lexford Employees following the Closing, subject to the Employee Matters Agreement.

14.4.4      Miscellaneous.  Subject to the terms of this Agreement and any prorations or adjustments made at Closing.  Seller retains the right to all (i) tax refunds attributable to any period prior to Closing, (ii) cash on hand in any cash management system, exclusive of any Tenant security deposits (iii) monies returned from any escrows maintained by Seller or any Property Owner with respect to the Properties, (iv) accounts receivable referred to ERP’s collections department or any third-party agency for collection, and (v) any monies (not including, however, Tenant security deposits, if any) subsequently returned by the lenders or their agents in connection with the defeasance, prior to Closing, of any loan secured by a Property.

14.5         Tax Returns.  Seller shall be responsible for filing all federal, state and local tax returns (including, without limitation, all federal, state and local returns for income, sales, use, property, intangible and franchise taxes) filed or required to be filed on or prior to the Closing Date with respect to Owner LLC, each Property Owner and each other entity, if any, through which Owner LLC holds its interest in a Property Owner, and Buyer shall be responsible for filing all such returns required to be filed after the Closing Date.  Subject to the other provisions of this Agreement and the Indemnification Agreement, Seller and Buyer each shall be responsible for making any required payments with respect to returns required to be filed by them, respectively, including any deficiencies, and interest and penalties thereon.  Seller will effect any election or take any action legally available to enable the Property Owners to file short year tax returns for the period ending on the Closing Date employing the “closing of the books” method as of the Closing Date and Seller will be responsible for preparing all such short year returns, subject to the approval of Buyer, which approval shall not be unreasonably withheld.  Each other return shall be prepared by the party responsible for the filing thereof.  Prior to the last date on which said payments may be made without penalty, Seller shall make (or, where direct payment by Seller is not possible, pay to Buyer, in immediately available funds, an amount equal to the amount of) any payments, including any deficiencies, and interest and penalties thereon (including payments resulting from subsequent adjustments by taxing authorities), relating to any taxable period (or portion thereof) preceding the Closing Date; provided, however, that in the event any return prepared by Buyer would include a period prior to the Closing Date, prior to filing any such return, Buyer shall provide Seller a copy of the proposed return and the opportunity to reasonably comment on such return prior to the due date for filing thereof, unless otherwise waived by Seller.  This Section 14.5 shall not apply to taxes prorated pursuant to Section 2.3.

14.6         Conduct of Tax Audits; Tax Records.  Seller and Buyer agree to cooperate with each other in connection with any official tax inquiry, tax determination or tax-related legal proceeding affecting a tax liability of any of the Property Owners (whether before or after the Closing Date) or in connection with a determination of any tax liability or treatment (including the preparation of any tax liability or treatment relating to Seller or ERP) and to make available to each other party a reasonable amount of time, at no cost to such party, of its employees and officers, together with documents, correspondence, reports and other materials bearing on such tax inquiry, examination, proceeding or determination of tax liability or treatment (including the determination of any tax liability or treatment relating to Seller or ERP), provided that each party shall be reimbursed for any out-of-pocket expenses it reasonably incurs in assisting another party hereunder.  The parties will promptly notify each other in writing in the event any of them (or any of their Affiliates, including in the case of Buyer following the Closing Date, the Property Owners) receive written notice of any pending or threatened federal, state or local tax audits or assessments which relate or may relate to any tax liability for any tax period for which the other party or any Affiliate has retained or assumed liability hereunder.  From and after the Closing Date, Buyer, on the one hand, and Seller, on the other hand, shall make available to the other, as reasonably requested, all information, records or documents now or hereafter coming into their possession relating to tax liabilities or potential tax liabilities of any of the Property Owners (as well as any such information regarding the Property Owners that may have a bearing upon such party’s consolidated tax liabilities) for all periods prior to and including the Closing Date and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations or extensions thereof made known by the extending party to the other party.

14.7         Access to Property Records, Generally.

(a)           Buyer acknowledges that Seller will require, and Buyer agrees to provide Seller on reasonable request at mutually convenient times with, continued access to all files, models and personnel relating to or involved with those properties commonly known as the Guilford portfolio in connection with Seller’s reporting requirements relative to those properties.

(b)           Seller has advised Buyer that, currently, the JD Edwards accounting system used by Lexford Management Company is also used by Seller and its affiliates in connection with Equity Corporate Housing Holding Co.  (“ECH”), an entity not involved in the transaction contemplated by the Lexford Property Agreements, in addition to being used in connection with the Properties.  Subject to any legal or regulatory requirement or court order or decree to the contrary, Buyer agrees on behalf of itself and its Affiliates, to keep confidential all information in the JD Edwards system that does not relate to the Properties or the Interest or the transactions contemplated hereunder, and to provide Seller, on reasonable request at mutually convenient times up to twelve (12) months following the Closing Date, with continued access to files, models and personnel relating to ECH records on the JD Edwards system.  Seller agrees on behalf of itself and its Affiliates to keep confidential all information in the JD Edwards system relating to the Properties, the Interest and the transactions contemplated hereunder.

(c)           Notwithstanding anything to the contrary set forth in this Agreement, Buyer hereby agrees that following Closing, Seller shall have, upon reasonable prior written notice to Buyer, access during reasonable business hours to all files at the Property that relate to a dispute or a set of facts that could lead to a dispute (a “Dispute”) between Seller or any Property Owner and a third party including, without limitation, a tenant of the Property, with respect to Seller’s period of beneficial ownership thereof; provided, however, all rights, defenses, causes of action and claims relating to a Dispute and arising from matters and events following the Closing Date shall belong to Buyer.  In addition, and subject to Section 2.3.2, all files at a Property that relate to tenants who have vacated their units at a Property (the “Former Tenant Lease Files”) and with whom there exists a Dispute regarding the payment of Delinquent Amounts, together with any and all rights, defenses, causes of action and claims relating thereto, shall remain the property of Seller.  Former Tenant Lease Files may be removed from the Property by Seller on or before Closing, provided that Seller shall afford Buyer access thereto upon reasonable notice during reasonable business hours if a claim is brought against any Property Owner by a former tenant to which any such Former Tenant Lease Files pertain.

14.8         Tax Refunds.  As of the Effective Date, one or more Property Owners may be seeking adjustments to real estate, ad valorem and/or personal property rates imposed upon and/or assessed values ascribed to their Properties for periods prior to or in which the Closing Date occurs (any such actions being collectively referred to as “Tax Appeals”).  Seller retains the right to cause additional Property Owners to take similar actions prior to the Closing Date, provided however that any such actions undertaken after the Effective Date, Seller shall provide Buyer with prior written notice thereof and consult with Buyer regarding any actions which may potentially impact taxes imposed on the Properties after the Closing Date (and shall not take any actions that could reasonably be expected to affect any such post-Closing Date Taxes).  Seller reserves the right to meet with government officials and to contest any assessment or reassessment governing or affecting any Property Owner’s real estate ad valorem and/or personal property taxes for any period prior to or in which the Closing Date occurs and to attempt to retain a refund for any taxes previously paid.  Subject to Section 2.3.1 above, Seller will retain all rights with respect to the portion of any refund of any Property Owner’s taxes applicable to the period prior to the Closing Date, but shall promptly pay over to Buyer the portion of any such refund applicable to the period following the Closing Date.  From and after the Closing Date, subject to the forgoing qualifications, Buyer will take all actions and execute and deliver all documents Seller reasonably request in order to enable Seller to continue to pursue the Tax Appeals at no out of pocket expense to Buyer.  Subject to the foregoing qualifications, Buyer hereby agrees to execute all consents, receipts, instruments and documents which may reasonably be requested in order to facilitate settling any tax appeal proceeding commenced by any Property Owner prior to the Closing Date and collecting the amount of any Tax Refund.  The provisions of this Section shall survive the Closing and shall not merge into any documentation delivered at Closing.

14.9         Building Improvements/Replacements.

14.9.1      “Building Improvements” is defined as capital improvements generally covering new capital expenditures outside the apartment units for roof replacement, paving, building mechanical equipment, exterior painting and siding and major landscaping.  Seller has provided Buyer with a schedule detailing 2006 Building Improvements work under contract as of June 14, 2006 for all Lexford Assets, including projects with an approved purchase order as shown on Seller’s JD Edwards tracking system (“PTW”), which schedule is part of the Master Disclosure Schedule as Exhibit F thereof (the “Exhibit F Improvements”).  Seller has budgeted $10,646,572 for the Building Improvements for all of 2006.  As of June 14, 2006, Seller has completed approximately $3,259,762.00 of the Exhibit F Improvements and expects to complete the balance of the Exhibit F Improvements (approximately $2,901,537.00) (the “BI Amount”) prior to Closing.    Seller shall cause all Exhibit F Improvements work relating to the Properties subject to this Agreement to be completed in the normal course of business prior to Closing in a  workmanlike manner and in compliance with all applicable legal and regulatory requirements, or if there is unfinished work under any such contracts, at Closing Seller shall assign such contracts to Buyer and Seller Parties will give Buyer a total credit under the Lexford Property Agreements for the cost of all such unfinished work; provided that the credit, together with the cost of all such finished work, shall not exceed the BI Amount.  Seller at Closing shall deliver in connection with all finished Building Improvements Work (a) full lien waivers duly executed and acknowledged by all contactors, subcontractors and materialmen, (b) all warranties issued in connection therewith in the name of the applicable Property Owner and (c) to the extent a permit was necessary to commence any such work, a certificate of completion or occupancy or other municipal “sign off,” as applicable and if available, and in connection with any unfinished work, partial lien waivers executed if available by all contractors, subcontractors and materialmen as to the amount paid by or on behalf of Seller through the Closing.   Seller shall provide Buyer with a bi-weekly capital update via the PTW, which provides details of all outstanding capital projects.  In addition, any individual capital project commencing after the Effective Date with projected costs in excess of

$50,000 will be discussed in advance with Buyer and will be subject to Buyer’s prior written approval, such approval not to be unreasonably conditioned, delayed or withheld.

14.9.2      “Replacements” is defined as capital improvements generally covering new expenditures inside the apartment units such as carpets, appliances, mechanical equipment, fixtures and vinyl flooring.  Seller will continue to cause all such Replacements work relating to the Properties subject to this Agreement to be completed in the normal course of business (the “Replacements Program”) and in accordance with the guidelines of the 2006 Schedule of Replacements & Capital (2000-2006B) evidencing a total replacements budget for 2006 of $10,924,697  (the “Replacements Budgeted Amount”) prior to Closing, it being understood, however, that said budget is a budget for all of 2006, and that not all of said work is expected to be completed by Closing. Seller shall cause all such Replacement work relating to the Properties subject to this Agreement to be completed in the normal course of business (i.e., upon tenant move-outs and otherwise upon obsolescence) prior to Closing in a  workmanlike manner and in compliance with all applicable legal and regulatory requirements, or if there is unfinished work under any such contracts, at Closing Seller shall assign such contracts to Buyer and Seller Parties will give Buyer a total credit under the Lexford Property Agreements for the cost of all such unfinished work; provided that the credit, together with the cost of all such finished work, shall not exceed the Replacements Budgeted Amount.

14.9.3      On or before ten (10) Business Days prior to Closing, Seller shall deliver to Buyer documentation reasonably satisfactory to Buyer with respect to the completion of the Exhibit F Improvements (except as provided in Section 14.9.1) and evidencing that the Replacements Program was fully implemented as required hereunder, a detail of the work approved and an accounting of the costs estimated or invoiced.

14.9.4      In addition to the foregoing obligations of Seller, at Closing, Seller will credit a total of $4,000,000 against the aggregate Purchase Price payable under all of the Lexford Property Agreements.

Section 15.             MISCELLANEOUS.

15.1         Entire Agreement.  Except for the Confidentiality Agreement and all other agreements expressly referenced in this Agreement, all understandings and agreements heretofore had between Seller and Buyer with respect to the Properties are merged in this Agreement and the exhibits attached hereto, which alone fully and completely expresses the agreement of the parties.

15.2         Assignment.  Neither this Agreement nor any interest hereunder shall be assigned or transferred by Buyer, except to a Buyer Affiliate or Buyer Affiliates or any entity directly or indirectly controlled by Ezra Beyman and/or Samuel Weiss.  Buyer shall provide Seller prior written notice of any such permitted assignment or transfer and no such permitted assignment or transfer shall in any event release Buyer from any of its obligations under this Agreement.  Subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding upon Seller and Buyer and their respective successors and assigns.

15.3         No Modification.  This Agreement shall not be modified or amended except in a written document signed by Seller and Buyer.

15.4         Time of the Essence.  Time is of the essence of this Agreement.

15.5         Governing Law.  This Agreement shall be governed and interpreted in accordance with the laws of the State of Illinois, without regard to the principles thereof relating to conflicts of laws.  Each party hereby irrevocably:   (a) submits to the exclusive jurisdiction of any Illinois or Federal Court sitting in the County of Cook in any action or proceeding arising out of or relating to this Agreement, the relations between the parties and any matter, action or transaction contemplated hereby; (b) agrees that any such courts in which a proceeding arising out of or relating to this Agreement, the relations between the parties or any matter, action or transaction contemplated hereunder “first commenced” shall have exclusive jurisdiction over such actions or proceedings; (c) waives the defense of inconvenient forum to the maintenance and continuation of such action or proceedings; (d) consents to the service of any and all process in any such action or proceedings by the mailing of copies (certified mail, return receipt requested and postage prepaid) of such process to them at their addresses specified in Section 15.6; and (e) agrees that a final and non-appealable judgment rendered by a court of competent jurisdiction in any such action or proceedings shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by the law of the jurisdiction in which a Project is located.

15.6         Notice.  All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and delivered personally, by certified mail, return receipt requested, postage prepaid, by overnight courier (such as Federal Express), or by facsimile transmission with a copy to follow by certified mail, return receipt requested, postage paid or by overnight courier, addressed as follows:

If to Seller:

c/o Equity Residential

Two North Riverside Plaza—Suite 400

Chicago, Illinois 6060

Telephone:   (312) 928-1172

Facsimile:  (312) 526-0680

Attention:   Bruce C. Strohm

With a copy to:

DLA PIPER RUDNICK GRAY CARY US LLP

Attn:  Ross Green, Esq.

203 N.  LaSalle Street

Suite 1900

Chicago, IL 60601

Phone:  (312) 368-2132

Fax:  (312) 630-5307

If to Buyer:

EMPIRE ASSET GROUP LLC

c/o Empire Asset Group LLC

25 Philips Parkway

Montvale, New Jersey 07645

Telephone:  (201) 326-1932

Facsimile:  (201) 326-1634

Attention: Mr. Abe Miller

With a copy to:

DREIER LLP

499 Park Avenue

New York, New York 10022

Telephone:  (212) 328-6110

Facsimile:  (212) 652-3701

Attention: Mark S. Fawer, Esq.

All notices given in accordance with the terms hereof shall be deemed received on the next Business Day if sent by overnight courier, on the same day if sent by facsimile before 5:00 p.m. (Chicago time) on a Business Day (if sent after 5:00 p.m. Chicago time on a Business Day, shall be deemed received on the next Business Day), on the third (3rd) Business Day following deposit with the United States Postal Service as a registered or certified mail with postage prepaid, or when delivered personally or otherwise received or refused.  Either party hereto may change the address for receiving notices, requests, demands or other communication by notice sent in accordance with the terms of this Section 15.6.  All respective attorneys for Buyer and Seller may give and receive notices on their behalf.

15.7         Waiver of Trial by Jury.  IN ANY LAWSUIT OR OTHER PROCEEDING INITIATED BY BUYER UNDER OR WITH RESPECT TO THIS AGREEMENT, EACH OF SELLER AND BUYER WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY.  IN ADDITION, EACH OF SELLER AND BUYER WAIVES ANY RIGHT TO SEEK RESCISSION OF THE TRANSACTION PROVIDED FOR IN THE AGREEMENT.

15.8         Confidentiality.  Except that which is in the public domain by virtue of Seller’s reporting or press releases, neither party shall, without the prior written consent of the other party, unilaterally issue a press release or other media publicity of any kind whatsoever with respect to Seller, Buyer or this Agreement or disclose to any third party (other than the Buyer Disclosure Parties) the existence of this Agreement or any term or condition of this Agreement (including, without limitation, the Purchase Price) or the results of any inspections or studies undertaken in connection herewith; provided, however, if disclosure is required by law, by SEC rules or regulations, or by the rules or regulations of any stock exchange on which the shares of Equity Residential are traded, such disclosure shall not be subject to the other party’s approval.  Buyer agrees to keep confidential any of the documents, material or information regarding the Properties supplied to Buyer by Seller or by any third party at the request of Seller, including, without limitation, any environmental site assessment reports furnished to Buyer, except Buyer may share such documents, material and information with Buyer Disclosure Parties on a “need to know” basis, unless Buyer is compelled to disclose such documents, material or information by law or regulation or by subpoena or court order or decree.  Buyer agrees to indemnify and hold harmless Seller from and against any and all losses, damages, claims and liabilities of any kind (including, without limitation, reasonable attorney’s fees) arising out of a breach by Buyer or Buyer Disclosure Parties of the provisions of this Section 15.8.  In the event that the Closing does not occur in accordance with the terms of this Agreement, Buyer shall promptly return to Seller all of the documents, materials and information regarding the Property supplied to Buyer by Seller or at the request of Seller.  The provisions of this Section 15.8 shall survive the Closing or the earlier termination of this Agreement; provided, however, that (i) Buyer may retain one copy of any such documents, materials and information for its legal files, subject to the confidentiality obligations set forth herein; and (ii) internal notes, analyses and other proprietary materials may be retained by Buyer and do not need to be provided to Seller (but shall also be subject to the confidentiality restrictions above).

15.9         Publicity.  Between the Effective Date and the Closing, Seller and Buyer shall discuss and coordinate with respect to any public filing or announcement concerning the purchase and sale as contemplated hereunder; provided that Buyer acknowledges ERP and its general partner, Equity Residential, are subject to the public company reporting requirements of the Securities Act of 1933 as amended, the Securities Exchange Act of 1934, as amended, and the Rules and Regulations of the U.S.  Securities and Exchange Commission (the “SEC”), promulgated thereunder, which may obligate the Seller to effect public filings or announcements concerning this Agreement and the transactions contemplated hereby.  Buyer understands and acknowledges that ERP and its general partner, Equity Residential, are required to file this Agreement, or a form hereof, under cover of Form 8-K with the SEC.

15.10       No Memorandum of Agreement.  This Agreement or any notice or memorandum hereof shall not be recorded in any public record except if a claim is brought for specific performance and a lis pendens or similar instrument is filed in connection therewith.  A violation of this prohibition shall constitute a material breach by Buyer, entitling Seller to terminate this Agreement.

15.11       Counterpart Signatures.  This Agreement may be signed in any number of counterparts each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

15.12       Designation of Escrowee as Reporting Person.  Seller and Buyer hereby designate Escrowee to act as and perform the duties and obligations of the “reporting person” with respect to the transaction contemplated by this Agreement for purposes of 26 C.F.R.  Section 1.6045-4(e)(5) relating to the requirements for information reporting on real estate transaction closed on or after January 1, 1991.  In this regard, Seller and Buyer each agree to execute at Closing, and to cause the Escrowee to execute at Closing, a designation agreement, designating Escrowee as the reporting person with respect to the transaction contemplated by this Agreement.

15.13       Weekends and Legal Holidays.  Whenever the time for performance of a covenant or condition required to be performed pursuant to the terms of this Agreement falls upon a day that is not a Business Day, such time for performance shall be extended to the next Business Day.  Otherwise all references herein to “days” shall mean calendar days.

15.14       Facsimile Signatures.  Signatures to this Agreement transmitted electronically shall be valid and effective to bind the party so signing.  Each party hereto agrees to promptly deliver to the other party an executed original to this Agreement with its actual signature, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied signature and shall accept the telecopied signature of the other party to this Agreement.

15.15       Legal Representation.  Each party hereto has been represented by legal counsel in connection with the negotiation of the transactions herein contemplated and the drafting and negotiation of this Agreement.  Each party hereto and its counsel has had an opportunity to review and suggest revisions to the language of this Agreement.  Accordingly, no provision of this Agreement shall be construed for or against or interpreted to the benefit or disadvantage of any party by reason of any party having or being deemed to have structured or drafted such provision.

15.16       Prevailing Party Attorney Fees.  If either Seller or Buyer files suit to enforce the obligations of the other party under this Agreement, the prevailing party shall be entitled to recover the reasonable fees and expenses of its attorneys from the non-prevailing party.  If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees or charges due to Escrowee for holding the Earnest Money as well as any escrow cancellation fees.

15.17       Post-Closing Survival, Generally.  Subject to any provisions of this Agreement expressly governing the survival of specific obligations after Closing, if the Closing occurs, any obligations in this Agreement or in any instrument delivered pursuant to this Agreement which, by their nature, are contemplated to be performed subsequent to Closing, shall be deemed to survive Closing.

15.18       Headings.  The article, section, subsection, paragraph and/or other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

15.19       Invalidity and Waiver.  If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.  The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

15.20       Further Assurances.  In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or material expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Interest to Buyer.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized signatory, effective as of the day and year first above written.

SELLER:

[SELLER ENTITY]

By:
Name:
Its:

BUYER:

[BUYER ENTITY]

By:
Name:
Title:

LEXFORD MANAGEMENT COMPANY:

Equity Apartment Management LLC

By:
Name:
Title:

EXHIBIT K

EMPLOYMENT MATTERS AGREEMENT

This EMPLOYMENT MATTERS AGREEMENT (“Agreement”) is entered into as of the       day of           , 2006 by and among ERP OPERATING LIMITED PARTNERSHIP, an Illinois limited partnership (“ERP”), and EMPIRIAN PROPERTY MANAGEMENT, INC., a Delaware corporation (the “Empirian”).

WHEREAS, Seller (or its Affiliates) and Buyer have concurrently entered into the Purchase Agreements (as defined herein), which provides that ERP agrees to sell its sole membership interest in ERP/Lexford, LLC and Lexford OP agrees to (i) sell its sole membership interests in the Lexford OP LLCs (as defined therein); and (ii) cause certain owners of multifamily residential real estate projects to convey title to such projects to Buyer or its affiliates pursuant to the terms and conditions thereof; and

WHEREAS, the Purchase Agreements require the execution and delivery of this Agreement on the Closing Date.  Capitalized terms not otherwise defined herein shall have the meanings employed in the Purchase Agreements.

NOW THEREFORE, in consideration of the promises and mutual undertakings set forth herein, and for other good and valuable consideration, the parties agree as follows:

Section 1.  Employment Matters

1.1           Employment Matters:   Retention and Severance Programs.

1.1.1        Retention and Severance Programs.  ERP has adopted and provided Buyer with a copy of the Summary of Lexford Retention/Severance Program (the “Retention/Severance Program”), for all Lexford employees of its affiliate, Equity Residential Properties Management Corp, (“ERPM”) who are employed at the Properties, at the premises subject to the Reynoldsburg Lease or otherwise dedicated to the Lexford Assets (such as regional and district managers) as of the Closing Date (collectively the “Lexford Employees”).  ERP shall cause ERPM to terminate the employment of all Lexford Employees employed by it as of the Closing Date.  At Closing, Empirian shall offer employment to all the Lexford Employees on substantially similar terms and conditions as their current employment (subject to the eligibility requirements of Empirian’s employee benefit plans’ terms and conditions, and excluding any programs for long-term compensation of stock and options, deferred compensation and employee stock ownership) based on the Lexford Employees current compensation as set forth in the schedule provided to Buyer on June 19, 2006 and the terms and conditions set forth in the summary plan descriptions that Seller provided to Buyer on the Merrill Corp. Datasite-Project Blackbird website for this transaction.

1.1.2        ERP shall maintain full responsibility, without any prorations, for payment of the following benefits due to any of the Lexford Employees on or after the Closing Date:  (i) all salaries, compensation, unused sick time and personal time, workers compensation claims and any other employment related claims of any nature (specifically including claims arising out of the failure to follow any “group termination” requirements under the Older Worker Benefits Protection Act (“OWBPA”)), allocable to the period prior to the Closing Date; (ii) a prorated performance bonus and the cash equivalent of a prorated long-term compensation, if applicable, in the amounts determined by ERP, for the period the Lexford Employee worked during 2006 through the Closing Date (it being understood that said proration shall be performed by Seller solely for the purpose of determining the amounts to be paid by Seller to said employees for the period through the Closing Date, is not intended as a proration between Buyer and Seller, and shall not obligate Buyer (or any Affiliate thereof) to pay any portion of said performance bonuses or long-term compensation that is not paid by Seller); (iii) vesting of the unvested stock options and restricted shares held by the Lexford Employee as of the Closing Date, subject to the terms and conditions of any applicable employee benefit plans; and (iv) the Retention Benefits, as defined in the Retention/Severance Program (collectively the “Seller Retained Employee Liabilities”).  ERP will issue checks for any amounts required under this Section 1.1.2 to all eligible employees, less appropriate withholdings and deductions.  The Retention/Severance Program provides that Retention Benefits to be paid to each Lexford Employee by Seller are contingent, in addition to other conditions, upon the employee’s continued employment through a date to be determined by ERP and Empirian, which date will be no later than the last day of the sixth month following the Closing (the “Retention Benefits Date”).

1.1.3        Empirian shall assume full responsibility, without any prorations, for payment of the Severance Benefits, as defined in (and subject to the contingencies in) the Retention/Severance Program, due to any of the Lexford Employees on or after the Closing Date (but in no event after the Retention Benefits Date), subject to a maximum total cap of Four Million and No/100 Dollars ($4,000,000) in severance payments to be allocated to the employees entitled to such payments on a first come/first serve basis.  Empirian will issue checks for any amounts required under this Section 1.1.3 to all eligible employees, less appropriate withholdings and deductions.

1.1.4        As a condition to receiving any benefit from ERP or Empirian under the Retention/Severance Program, each Lexford Employee shall execute and deliver to ERP and Empirian a Release releasing ERP, Buyer, Empirian and their Affiliates from any claims arising out of or relating to their employment and/or termination of employment with ERP, Buyer, Empirian and/or their Affiliates in the form attached hereto as Attachment K-1 as same shall be appropriately modified to reference each such entity and to include, where appropriate, language (to be reasonably agreed upon by counsel to ERP and Empirian) which will be effective to release claims by workers over 40 and/or claims by workers terminated pursuant to a “group termination,” in each case under the OWBPA and any similar state or local legislation.  Notwithstanding anything to the contrary set forth in the Retention/Severance Benefits Program, neither ERP nor Empirian shall be obligated to make any payment of Retention Benefits or Severance Benefits until the expiration of any waiting period or rescission period required by statute or reasonably recommended by counsel to ERP and/or Empirian.  Without limitation of the Retention/Severance Program, neither ERP nor Empirian shall be obligated to make any payment of Retention Benefits or Severance Benefits to an employee terminated by Empirian for cause (as defined in the Retention/Severance Benefits Program).

1.1.5        ERP shall maintain the Retention/Severance Program in accordance with the terms thereof as of the date hereof.  In no event shall ERP amend, modify or alter in any manner the Retention/Severance Program or adopt or agree to any other severance programs, agreements or arrangements unless any such changes are not binding upon Empirian, and ERP assumes full responsibility for all costs and expenses relating to such changes.

1.2           Intentionally Omitted.

Section 2.  Miscellaneous

2.1           Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

2.2           Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be effective for purposes of binding the parties hereto, but all of which shall together constitute one and the same instrument.

2.3           Headings Descriptive.  The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

2.4           Severability.  In case any provision in, or obligation under, this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

2.5           Amendment, Waiver.  Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified except by an instrument in writing signed by all parties hereto.

2.6           No Third Party Beneficiaries.  Except as may be specifically set forth in this Agreement, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any party, nor give any third Persons any right of subrogation or action against any Party.

2.7           Purchase Agreements.  As used herein, “Purchase Agreements” means, collectively, all of those certain (i) Lexford LLC Membership Interest Transfer

Agreements by and between Lexford OP, as Seller, and one of the Buyer Parties, as Buyer; (ii) Lexford LLC Membership Interest Transfer Agreement by and between ERP and an affiliate of Buyer; and (iii) Agreement for Sale of Real Estate and Related Property, each by and between the Property Owners, as Seller, and a Buyer Party, as Buyer, each of even date herewith.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ERP:		BUYER:

ERP OPERATING LIMITED PARTNERSHIP, an Illinois limited partnership		EMPIRIAN PROPERTY MANAGEMENT, INC., a Delaware corporation

By:	Equity Residential, a Maryland real estate	By:
	investment trust, its general partner	Name:	Henry Heinemann
		Title:	President
By:
Name:
Title:

EXHIBIT M

INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT (“Agreement”) is entered into as of the       day of                , 2006 by and among ERP OPERATING LIMITED PARTNERSHIP, an Illinois limited partnership (“ERP”), and LEXFORD PROPERTIES, L.P., an Ohio limited partnership (“Lexford OP”, and, together with ERP, the “Sellers”), and EMPIRE GROUP HOLDINGS LLC, a Delaware limited liability company (the “Buyer”).

WHEREAS, Sellers and Affiliates of Sellers, on the one hand, and Buyer and Affiliates of Buyer, on the other hand, have concurrently entered into the Purchase Agreements (as defined herein), which provides that ERP agrees to sell its sole membership interest in ERP/Lexford, LLC and Lexford OP agrees to (i) sell its sole membership interests in each Owner LLC (as defined therein and, together with ERP/Lexford LLC, the “Owner LLCs”); and (ii) cause certain owners of multifamily residential real estate projects to convey title to such projects to Buyer or its affiliates pursuant to the terms and conditions thereof; and

WHEREAS, the Purchase Agreements require the execution and delivery of this Agreement on the closing date.  Capitalized terms not otherwise defined herein shall have the meanings employed in the Purchase Agreements or in the Employment Matters Agreement referred to therein.

NOW THEREFORE, in consideration of the promises and mutual undertakings set forth herein, and for other good and valuable consideration, the parties agree as follows:

Section 1.  INDEMNIFICATION.

1.1           Sellers’ Indemnity.

1.1.1        Sellers shall defend, indemnify and hold harmless Buyer and its respective officers, directors, principals, shareholders, employees, affiliates, successors and assigns (each a “Buyer Indemnified Party” and, collectively, the “Buyer Indemnified Parties”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of whatever kind or nature, including but not limited to, reasonable attorney’s fees and expenses (collectively “Damages”) incurred or required to be paid by any of them as a result of, or arising out of any of the following (specifically excluding, however, any such amounts for which the Buyer Parties received a credit at Closing):  (a) a breach of Sections 5.1.9 and 5.1.14 of each Purchase Agreement; (b) Sellers’ failure to timely pay the Seller Retained Employee Liabilities and at or before Closing, pay all secured and unsecured third party indebtedness for borrowed money or otherwise of a liquidated amount encumbering or relating to any of the Properties; (c) Sellers’ failure to pay when due  (or to reimburse Buyer promptly for the payment of) all federal, state and local income, sales, use, property, intangible and franchise taxes and any interest and penalties relating thereto (collectively “Taxes”) of the Owner LLCs, any of the Property Owners or any other entity through which any Owner

LLC holds its interest in a Property Owner applicable to any period or portion thereof ending on or prior to the Closing Date; (d) the litigation disclosed on the Master Disclosure Schedule; any claim by a third party that is not an Affiliate of Buyer for Damages suffered by said third party prior to Closing, if said claim is similar in nature to any litigation disclosed on the Master Disclosure Schedule and is based on a set of facts of a substantially similar nature made by the other plaintiffs; and any litigation arising out of a securities or related claim brought by any limited partner of ERP or any trust unit owner of Equity Residential (EQR); (e) a breach of any representation or warranty of any of the Seller Parties or non-fulfillment of any covenant to be performed or complied with by any of the Seller Parties prior to the Closing Date under the Purchase Agreements (but only to the extent the liabilities and damages attributable thereto in the aggregate exceed $1,000,000); (f) a non-fulfillment of any covenant to be performed or complied with by any of the Seller Parties from and after the Closing Date under the Purchase Agreements; or (g) except for matters included in (d) above, liability to third parties in connection with any Seller’s or Property Owner’s original acquisition of any of the Properties or any Seller’s original acquisition of the Interest, as applicable, or the operation and management of any of the Properties or Lexford Management Company prior to the Closing Date (specifically excluding any Damages relating in any way to Hazardous Materials or the physical condition of the Properties, other than Damages of said nature suffered prior to Closing by a third party that is not an Affiliate of Buyer), but only to the extent such liabilities and Damages in this subsection 1.1.1(g) (except to the extent related to the Reynoldsburg Lease, the Service Contracts or any obligations of Seller that are subject to proration or reproration under Section 2.3) in the aggregate exceed $250,000.  Notwithstanding the foregoing, in no event shall Sellers’ liability under subsection 1.1.1(e) in the aggregate, exceed $20,000,000.  If the Sellers fail to make any payment otherwise required within fifteen (15) days after proper demand therefore, the amount of such payment will accrue interest payable by the Sellers at the rate of ten percent (10%) per annum, beginning with the 16th day after the date of demand through and including the date actually paid to the Buyer Indemnified Party entitled to payment.

1.1.2        Notwithstanding anything to the contrary herein, promptly following the presentation or commencement of prosecution of a claim, action or proceeding against a Buyer Indemnified Party in respect of which indemnity may be sought hereunder, such Buyer Indemnified Party will promptly notify the Sellers with respect thereto.  In addition, a Buyer Indemnified Party will promptly notify the Sellers after any action is commenced (by way of service of summons or other legal process giving information as to the nature and basis of the claim) against such Buyer Indemnified Party in respect of which indemnity may be sought hereunder.  In any event, failure or delay to notify the Sellers will not relieve the Sellers from their indemnification obligations hereunder, except to the extent the Sellers are prejudiced or harmed by such failure or delay.  The Sellers may choose to or will, if requested by a Buyer Indemnified Party, assume the defense of any litigation or proceeding in respect of which indemnity may be sought hereunder, including the employment of counsel reasonably satisfactory to such Buyer Indemnified Party and the payment of the fees and expenses of such counsel, in which event, except as provided below, Sellers will not be liable for the fees and expenses of any other counsel retained by any Buyer Indemnified Party in connection with such litigation or proceeding.  Should Sellers assume the defense of any litigation or proceeding, Buyer will make the employees of it or any of its affiliates available to Sellers to provide testimony and otherwise provide reasonable assistance to Sellers, and Buyer will also preserve and make all documents and other items specified by Sellers as evidentiary material available to Sellers for inspection, copying and production in connection with any such litigation or proceeding.  Sellers will not be liable for any settlement of any litigation or proceeding effected without their prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

1.2           Buyer’s Indemnity.

1.2.1        Buyer shall defend, indemnify and hold harmless Sellers and their respective officers, directors, partners, principals, shareholders, employees, affiliates, successors and assigns (each a “Seller Indemnified Party” and, collectively the “Seller Indemnified Parties”) from and against any and all Damages incurred or required to be paid by any of them as a result of, or arising out of any of the following (specifically excluding, however, any such amounts for any of the Seller Parties received a credit at Closing):   (a) Buyer’s failure to timely pay the Buyer Assumed Employee Liabilities; (b) Buyer’s failure to timely pay all Taxes of any Owner LLC, any of the Property Owners or any other entity through which any Owner LLC holds its interest in a Property Owner applicable to any period or portion thereof after the Closing Date; (c) a breach of representation or warranty of any of the Buyer Parties in any material respect under the Purchase Agreement (but only to the extent that the damages and liabilities attributable thereto in the aggregate exceed $1,000,000, but in no event shall such liabilities exceed $20,000,000); (d) non-fulfillment of any material covenant in any material request to be performed or complied with by any of the Buyer Parties under the Purchase Agreements; (e) the operation and management of the Lexford Assets prior to the Closing Date, not to exceed $250,000; provided that Buyer shall not be responsible for any liabilities or obligations accruing prior to Closing under the Reynoldsburg Lease, the Service Contracts, or any obligations of Seller that are subject to proration or reproration under Section 2.3, (f) Hazardous Materials or the physical condition of the Properties first present post-Closing, or (g) the operation and management of the Properties on or after the Closing Date.  If the Buyer fails to make any payment otherwise required within fifteen (15) days after proper demand therefore, the amount of such payment will accrue interest payable by the Buyer at the rate of ten percent (10%) per annum, beginning with the 16th day after the date of demand through and including the date actually paid to the Seller Indemnified Party entitled to payment.

1.2.2        Notwithstanding anything to the contrary herein, promptly following the presentation or commencement of prosecution of a claim, action or proceeding against a Seller Indemnified Party in respect of which indemnity may be sought hereunder, such Seller Indemnified Party will promptly notify the Buyer with respect thereto.  In addition, a Seller Indemnified Party will promptly notify the Buyer after any action is commenced (by way of service of summons or other legal process giving information as to the nature and basis of the claim) against such Seller Indemnified Party in respect of which indemnity may be sought hereunder.  In any event, failure or delay to notify the Buyer will not relieve the Buyer from its indemnification obligations hereunder, except to the extent the Buyer is prejudiced or harmed by such failure of delay.  The Buyer will, if requested by a Seller Indemnified Party, assume the defense of any litigation or proceeding in respect of which indemnity may be sought hereunder, including the employment of counsel reasonably satisfactory to such Seller Indemnified Party and the payment of the fees and expenses of such counsel, in which event, Buyer will not be liable for the fees and expenses of any other counsel retained by any Seller Indemnified Party in connection with such litigation or proceeding.  Buyer will not be liable for any settlement of any litigation or proceeding effected without its prior written consent.

Section 2.  MISCELLANEOUS.

2.1           Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

2.2           Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be effective for purposes of binding the parties hereto, but all of which shall together constitute one and the same instrument.

2.3           Headings Descriptive.  The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

2.4           Severability.  In case any provision in, or obligation under, this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

2.5           Amendment, Waiver.  Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified except by an instrument in writing signed by all parties hereto.

2.6           No Third Party Beneficiaries.  Except as may be specifically set forth in this Agreement, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Indemnifying and Indemnified Parties and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any party, nor give any third Persons any right of subrogation or action against any Party.

2.7           Purchase Agreements.  As used herein, “Purchase Agreements” means, collectively, all of those certain (i) Lexford LLC Membership Interest Transfer Agreements by and between Lexford OP, as seller, and one of the Buyer affiliates, as buyer; (ii) Lexford LLC Membership Interest Transfer Agreement by and between ERP and Buyer; and (iii) Agreement for the Purchase and Sale of Real Estate by and between the Property Owners and a Buyer Party, each of even date herewith.

2.8           Prevailing Party Attorney Fees.  If either Seller or Buyer files suit to enforce the obligations of the other party under this Agreement, the prevailing party shall be entitled to recover the reasonable fees and expenses of its attorneys from the non-prevailing party.  If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees or charges due to Escrowee for holding the Earnest Money as well as any escrow cancellation fees.

2.9           ERP Representations and Warranties.  ERP represents and warrants that (i) each of ERP and its general partner was duly formed, is in good standing, is duly authorized to execute and deliver this Agreement, (ii) there is no conflict between this Agreement and either of ERP’s or its general partner’s performance of ERP’s or its general partner’s obligations hereunder, and (iii) there is no conflict between this Agreement and either of ERP’s or its general partner’s organizational documents or any agreement, order or decree by which either ERP or its general partner is bound.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SELLERS:		BUYER:

ERP OPERATING LIMITED PARTNERSHIP,		EMPIRE GROUP HOLDINGS LLC,
an Illinois limited partnership		a Delaware limited liability company

By:	Equity Residential, a Maryland real estate	By:
	investment trust, its general partner	Name:
Title:
By:
Name:
Title:

LEXFORD PROPERTIES, L.P., an Ohio limited partnership

By:	Lexford Partners, L.L.C., its general partner

By:
Name:
Title:	Manager